SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                FORM 8-K/A

                             (AMENDMENT NO. 1)

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934




    Date of Report (Date of earliest event reported):  August 9, 1996



                         SIMON PROPERTY GROUP, L.P.
- ---------------------------------------------------------------------
           (Exact name of registrant as specified in charter)



         DELAWARE              33-98364                 35-1903854
     ---------------------------------------------------------------------
     (State or other         (Commission               (IRS Employer
      jurisdiction of         File Number)          Identification No.)
      incorporation)



         115 WEST WASHINGTON STREET, INDIANAPOLIS, INDIANA 46204
         (Address of principal executive offices)     (Zip Code)



   Registrant's telephone number, including area code: (317) 636-1600



- -----------------------------------------------------------------------
     (Former name or former address, if changed since last report)

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS
- -------------------------------------------

(a) and (b)  Financial statements of DeBartolo Realty Partnership LP acquired by SPG, LP and pro forma financial information follows beginning at Page F-1.

(c) Exhibits

             The items listed on the Exhibit Index attached hereto are filed with or made a part of this Current Report on Form 8-K.

                               SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 28, 1996

     SIMON PROPERTY GROUP, L.P.

     By:  Simon DeBartolo Group, Inc.
          ---------------------------
          Its General Partner


     By:  /s/ James M. Barkley
          --------------------
          Name: James M. Barkley
          Title: Secretary/General Counsel

========================================================================

Simon-DeBartolo Group, L.P. Pro Forma Combined Condensed
Financial Information
(Unaudited)

  The accompanying financial statements present the unaudited pro forma combined condensed Balance Sheet of the Simon-DeBartolo Group, L.P. ("SDG, LP") as of June 30, 1996 and the unaudited pro forma combined condensed Statements of Operations of SDG, LP for the six-month period ended June 30, 1996 and for the year ended December 31, 1995.

  The unaudited pro forma combined condensed Balance Sheet as of June 30, 1996 is presented as if the Merger and the Other Transactions had occurred on June 30, 1996. The unaudited pro forma combined condensed Statements of Operations for the six-month period ended June 30, 1996 and for the year ended December 31, 1995 are presented as if the Merger and the Other Transactions had occurred as of January 1, 1995 and carried forward through June 30, 1996.

  Preparation of the pro forma financial information was based on assumptions deemed appropriate by management. The assumptions give effect to the Merger and the Other Transactions under the purchase method of accounting in accordance with generally accepted accounting principles. The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if the transactions had been consummated at the beginning of the periods presented, nor does it purport to represent the future financial position and results of operations for future periods. The pro forma information should be read in conjunction with the historical financial statements of Simon Property Group, L.P. ("SPG, LP") included in SPG, LP Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Report on Form 10-Q for the period ended June 30, 1996 and the historical financial statements of DeBartolo Realty Partnership, L.P. ("DRP, LP") included herein.

                           Simon-DeBartolo Group, L.P.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               As of June 30, 1996
                                 (In thousands)
                                   (Unaudited)

                                                                  Merger and
                                                                    Other          Pro
                                                                 Transactions     Forma
                                  SPG, LP          DRP, LP        Pro Forma      Combined
                               (Historical)(A)  (Historical)(A)  Adjustments    Condensed
ASSETS:
  Investment in properties,
   partnerships and
   joint ventures, net            $2,243,674      $1,349,147    $1,636,203 (B)    $5,229,024
  Cash, cash equivalents and
   short-term investments             65,556          45,938      (34,400) (C)        77,094
  Receivables                        141,520          40,754      (26,934) (D)       155,340
  Note receivable from the
   SPG, LP Management
   Company                            91,478              --            --            91,478
  Other assets                       120,734         118,136      (59,312) (E)       179,558
                                  ----------      ----------    ----------        ----------
     Total assets                 $2,662,962      $1,553,975    $1,515,557        $5,732,494
                                  ==========      ==========    ==========        ==========
LIABILITIES AND PARTNERS'
EQUITY:
LIABILITIES:
  Mortgages and other notes
   payable                        $2,178,539      $1,479,515       $22,423 (F)    $3,680,477
  Accounts payable, accrued
   expenses and other
   liabilities                       194,998          80,035       (2,801) (G)       272,232
  Investment in the SPG, LP
   Management Company                 19,740              --            --            19,740
                                  ----------      ----------    ----------        ----------
     Total liabilities             2,393,277       1,559,550        19,622         3,972,449
                                  ----------      ----------    ----------        ----------
PARTNERS' EQUITY:
 Preferred units                      99,923              --            --            99,923
 General Partner                     107,633          (3,449)      919,058 (H)     1,023,242
 Limited Partners                     68,525          (2,126)      576,877 (H)       643,276
 Unamortized restricted
  stock award                         (6,396)             --            --           (6,396)
                                  ----------      ----------    ----------        ----------
     Total partners' equity          269,685          (5,575)    1,495,935         1,760,045
                                  ----------      ----------    ----------        ----------
     Total liabilities and
      partners' equity            $2,662,962      $1,553,975    $1,515,557        $5,732,494
                                  ==========      ==========    ==========        ==========

  The accompanying notes and management's assumptions are an integral part of this statement.

                           Simon-DeBartolo Group, L.P.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     For the Six Months Ended June 30, 1996
                (In thousands, except unit and per unit amounts)
                                   (Unaudited)

                                                                                    Pro Forma
                                     SPG , LP        DRP, LP      Pro Forma          Combined
                                   (Historical)   (Historical)   Adjustments        Condensed
                                   ------------    ------------   -----------       -----------
REVENUE
  Minimum rent                         $159,076        $114,086        $1,700 (A)      $274,862
  Overage rent                           10,751           5,635            --            16,386
  Tenant reimbursements                  93,696          45,456            --           139,152
  Other income                           19,681          11,455            --            31,136
                                       --------        --------      --------          --------
    Total revenue                       283,204         176,632         1,700           461,760
                                       ========        ========      ========          ========
EXPENSES
  Property and other operating
   expenses                             107,773          66,484       (5,000) (B)       169,257
  Depreciation and amortization          51,307          32,432         5,821 (C)        89,560
  Merger and Other Transaction
   expenses                                  --          10,200      (10,200) (D)            --
                                       --------        --------      --------          --------
    Total expenses                      159,080         109,116       (9,379)           258,817
                                       --------        --------      --------          --------
OPERATING INCOME                        124,124          67,516        11,079           202,719
INTEREST EXPENSE                         79,134          60,759       (7,437) (E)       132,456
                                       --------        --------      --------          --------

INCOME BEFORE MINORITY INTEREST          44,990           6,757        18,524            70,271
MINORITY PARTNERS' INTEREST             (1,175)           (325)            --           (1,500)
                                       --------        --------       -------          --------
INCOME BEFORE UNCONSOLIDATED
  ENTITIES                               43,815           6,432        18,524            68,771

INCOME FROM UNCONSOLIDATED
  ENTITIES                                3,985           8,236            --            12,221
                                       --------        --------       -------          --------
NET INCOME FROM CONTINUING
  OPERATIONS                             47,800          14,668        18,524            80,992

GENERAL PARTNER PREFERRED UNIT
  REQUIREMENT                             4,062              --            --             4,062
                                       --------        --------      --------          --------

NET INCOME FROM CONTINUING
  OPERATIONS AVAILABLE TO
  UNITHOLDERS                          $ 43,738        $ 14,668      $ 18,524          $ 76,930
                                       ========        ========      ========          ========
NET INCOME AVAILABLE TO
  UNITHOLDERS ATTRIBUTABLE TO:
   General Partner                     $ 26,855         $ 9,075     $  11,305          $ 47,235
   Limited Partners                      16,883           5,593         7,219 (F)        29,695
                                       --------        --------     ---------          --------
                                       $ 43,738        $ 14,668     $  18,524          $ 76,930
                                       ========        ========     =========          ========

NET INCOME PER UNIT                       $0.46                                           $0.49
                                           ====                                            ====
WEIGHTED AVERAGE UNITS
  OUTSTANDING                        95,753,829                                     156,896,812 (G)
                                     ==========                                     ===========

The accompanying notes and management's assumptions are an integral part of this statement.

                           Simon-DeBartolo Group, L.P.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1995
                (In thousands, except unit and per unit amounts)
                                   (Unaudited)
                                                                     Merger and
                                                                        Other
                                                                    Transactions        Pro Forma
                                     SPG , LP         DRP, LP         Pro Forma          Combined
                                   (Historical)    (Historical)      Adjustments        Condensed
                                   ------------     ------------     ------------       -----------
REVENUE
  Minimum rent                        $ 307,849         $205,056           $3,400 (A)      $516,305
  Overage rent                           23,278           12,924               --            36,202
  Tenant reimbursements                 191,535           82,147               --           273,682
  Other income                           30,995           32,530               --            63,525
                                      ---------         --------         --------          --------
    Total revenue                       553,657          332,657            3,400           889,714
                                      ---------         --------         --------          --------
EXPENSES
  Property and other operating
   expenses                             209,782          118,498         (10,000) (B)       318,280
  Depreciation and amortization          92,739           58,603           11,641 (C)       162,983
                                      ---------         --------         --------          --------
    Total expenses                      302,521          177,101            1,641           481,263
OPERATING INCOME                        251,136          155,556            1,759           408,451
INTEREST EXPENSE                        150,224          124,567         (23,678) (E)       251,113
                                      ---------         --------         --------          --------
INCOME BEFORE MINORITY INTEREST         100,912           30,989           25,437           157,338
MINORITY PARTNERS' INTEREST             (2,681)            1,029               --           (1,652)
GAIN ON SALE OF ASSET                     1,871            5,460               --             7,331
                                      ---------         --------         --------          --------
INCOME BEFORE UNCONSOLIDATED
  ENTITIES                              100,102           37,478           25,437           163,017
INCOME FROM UNCONSOLIDATED
  ENTITIES                                1,403            8,865               --            10,268
                                      ---------         --------         --------          --------
NET INCOME FROM CONTINUING
  OPERATIONS                            101,505           46,343           25,437           173,285
GENERAL PARTNER PREFERRED UNIT
  REQUIREMENT                             1,490               --               --             1,490
                                      ---------         --------         --------         ---------
NET INCOME FROM CONTINUING
  OPERATIONS AVAILABLE TO
  UNITHOLDERS                         $ 100,015         $ 46,343         $ 25,437         $ 171,795
                                      =========         ========         ========         =========
NET INCOME AVAILABLE TO
  UNITHOLDERS ATTRIBUTABLE TO:
    General Partner                   $  59,718         $ 27,628         $ 16,762         $ 104,108
    Limited Partners                     40,297           18,715            8,675 (F)        67,687
                                      ---------         --------         --------         ---------
                                      $ 100,015         $ 46,343         $ 25,437         $ 171,795
                                      =========         ========         ========         =========
NET INCOME PER UNIT                      $ 1.08                                              $ 1.12
                                         ======                                              ======
WEIGHTED AVERAGE UNITS
  OUTSTANDING                        92,666,469                                         153,809,452 (G)
                                     ==========                                         ===========

The accompanying notes and management's assumptions are an integral part of this statement.

  Simon-DeBartolo Group, L.P.--Notes and Management Assumptions to Pro Forma Combined Condensed Financial Information (Unaudited, in thousands, except unit and per unit amounts)

  1.   Accounting Treatment

  The merger and other related transactions, in which the partners of Simon Property Group, L.P. ("SPG,LP") contributed their interests in SPG, LP to DeBartolo Realty Partnership, L.P. ("DRP, LP") in exchange for a majority of the partnership interest in DRP, LP, which changed it's name to Simon DeBartolo Group, L.P. ("SDG, LP") and became the primary Operating Partnership of Simon DeBartolo Group, Inc. ("SDG"), results in a reverse acquisition for financial reporting purposes. In substance, all of the assets and liabilities of DRP, LP were acquired and accordingly, they have been adjusted to fair value using the purchase method of accounting. At the operating partnership level, SPG, LP is the accounting acquirer. The interests transferred by the partners of SPG, LP to DRP, LP have been appropriately reflected at historical cost.

  2.   Adjustments To Pro Forma Combined Condensed Balance Sheet

 (A) Certain reclassifications have been made to the SPG, LP and DRP, LP historical balance sheets to conform to the desired pro forma combined condensed balance sheets presentation.

 (B) Represents adjustments to record the reverse merger in accordance with the purchase method of accounting, based upon an assumed purchase price of $1,512,960 assuming a market value of the DRP, LP interests of
      $24.375 (which is   based on the closing price of SPG's Common Stock on
      August 9, 1996), and the Exchange Ratio of 0.68. Units of the partnerships may be exchanged for common stock on a one-for-one basis.

         Value of 89,916,152 DRP, LP interests
          multiplied by the Exchange Ratio and the
          market value of SPG Common Stock               $1,490,360

         Merger and the Other Transactions costs (see
          below)                                             22,600
                                                         ----------
                                                         $1,512,960
                                                         ==========
         Estimated fees and expenses related to the
          Merger and the Other Transactions, as
          follows:
           Advisory fees                                    $11,000
           Legal and accounting                               6,200
           Severance and relocation costs                    19,000
                                                           --------
                                                             36,200
           Less DRP, LP expenses                           (13,600)
                                                           --------
           SPG, LP transaction costs                        $22,600
                                                           ========

         Adjustment to reflect investment in
          properties, partnerships and joint ventures,
          net at fair value:
           Purchase price (see above)                    $1,512,960
           Historical book value of DRP, LP partners'
           (equity) deficit acquired as of the
           Effective Time:

            Historical book value of DRP, LP                  5,575

            To adjust equity for the Stay Bonus and to
             reflect accelerated vesting of accrued
             compensation in accordance with terms of
             the Merger and the Other Transactions            5,599

            To reflect DRP, LP's expenses associated
             with the Merger and the Other
             Transactions of $13,600 less $10,200
             recognized as expense in the six-month
             period ended June 30, 1996 ($1,800 was
             paid with the balance of $8,400 accrued)         3,400

       Adjustments to reflect certain assets and
        liabilities of DRP, LP at fair value:
         Receivables (see Note (D))                          26,934
         Other assets (see Note (E))                         59,312
         Mortgages and other notes payable (see
          Note (F))                                          22,423
                                                         ----------
       Adjustment required to reflect investment in
        properties, partnerships and joint
        ventures, net at fair value                      $1,636,203
                                                         ==========

 (C)  To reflect the decrease in cash and cash
       equivalents due to the estimated Merger and
       the Other Transactions costs, including
       expenses of DRP, LP, of $36,200 less cash
       payments made of $1,800                           $(34,400)
                                                         =========
 (D)  To reflect the adjustment to eliminate DRP,
       LP's deferred asset related to the straight-
       lining of rent related to leases                  $(26,934)
                                                         =========
 (E) To reflect the following adjustments to other assets:

      To eliminate deferred financing, interest
       rate buy-downs and similar costs related to
       mortgages and other notes payable and
       organization costs                                $(53,536)
      To adjust DRP, LP's historical basis in the
       DRP, LP Management Company to estimated fair
       market value of $15,000                              13,428
      To eliminate deferred leasing costs                 (19,204)
                                                         ---------
                                                         $(59,312)
                                                         =========
 (F)  To record a premium required to adjust
       mortgages and other notes payable to fair
       value using a discount rate estimated on an
       instrument by instrument basis                      $22,423
                                                           =======
 (G)  To reflect the following adjustments to
       accounts payable, accrued liabilities and
       other liabilities:
       1.  To record accrued compensation expense
           related to the Stay Bonus ($8,467)
           less the portion which vests immediately
           for which DRC Common Stock was issued
           ($1,325) and to reflect the accelerated
           vesting of accrued compensation
           settled with DRC Common Stock ($1,543)        $   5,599
       2.  To eliminate accrued DRP, LP Merger and
           Other Transactions Costs paid in (C)
           above                                           (8,400)
                                                         ---------
                                                         $ (2,801)
                                                         =========

        (H) To adjust partners' equity to reflect the reverse acquisition of DRP, LP for accounting purposes, general partner interest
             (55,712,529) and DRP, LP limited partners' interest (34,203,623) at the Exchange Ratio based on the closing price of SPG's Common
             Stock of $24.375 on August 9, 1996, as
             follows:


                                                          Equity
                                                          before
                                                         preferred
                              General       Limited      units and
                             Partners'     Partners'   unrestricted
                              equity        equity      stock award
                            ----------    ----------   ------------

Value of Shares and
 Interests Acquired          $  923,435    $  566,925     $1,490,360
Historical Value of SPG, LP     107,633        68,525        176,158
                             ----------    ----------     ----------
Combined Equity               1,031,068       635,450      1,666,518
                             ==========    ==========     ==========
Pro Forma Ownership               61.4%         38.6%         100.0%
                                  =====         =====         ======

Pro Forma Equity              1,023,242       643,276      1,666,518
Less Historical Value of
 SPG, LP                        107,633        68,525        176,158
Less Historical Value of
 DRP, LP                        (3,449)       (2,126)        (5,575)
                             ----------    ----------     ----------
Pro Forma Adjustments        $  919,058    $  576,877     $1,495,935
                             ==========    ==========     ==========

3.   Adjustments To Pro Forma Combined Condensed Statements of Operations

  Immediately prior to the Merger and the Other Transactions, DRP, LP will expense $8,424 in connection with the Stay Bonus which has not been included in the Pro Forma Combined Condensed Statements of Operations. DRP, LP will also incur $13,600 of expenses in connection with the Merger and the Other Transactions, of which $10,200 was accrued as of June 30, 1996, which have not been included in the Pro Forma Combined Condensed Statements of Operations.

                                                            For the Year
                                            For the Six         Ended
                                            Months Ended    December 31,
                                            June 30,1996        1995
                                            -------------   -------------
 (A)  To recognize revenue from straight-
       lining rent related to leases
       which will be reset in connection
       with the Merger and the Other
       Transactions                               $ 1,700         $ 3,400
                                                  =======         =======
 (B)  To reflect cost savings to
       eliminate duplicative public
       company costs and other identified
       redundancies which have been
       estimated based upon historical
       costs for those items as a result
       of the Merger and the Other
       Transactions                              $(5,000)       $(10,000)
                                                 ========       =========
 (C)  To reflect the increase in
       depreciation as a result of
       recording the investment
       properties of DRP, LP at
       acquisition value versus
       historical cost and utilizing an
       estimated useful life of 35 years
       offset by the decrease in
       amortization expense as a result
       of the elimination of deferred
       leasing costs                               $5,821         $11,641
                                                   ======          ======
 (D)  To reflect the elimination of costs
       related to the Merger and the
       Other  Transactions expensed
       during the six month period ended
       June 30, 1996                              $10,200       $      --
                                                  =======       =========
 (E)  To reflect the following
       adjustments to interest expense:
        (1) To reflect the elimination of
             amortization of deferred
             mortgage costs related to
             DRP, LP, written-off in
             connection with the Merger
             and the Other Transactions          $(5,062)       $(18,929)
        (2) To reflect the amortization
             of the premium required to
             adjust mortgages and other
             notes payable to fair value          (2,375)         (4,749)
                                                 --------       ---------
                                                 $(7,437)       $(23,678)
                                                 ========       =========
 (F)  To adjust the allocation of the
       Limited Partners' interest in the
       net income of the Operating
       Partnership, after consideration
       of the preferred unit distribution.
       The Limited Partners' weighted
       average pro forma ownership
       interest for the six months ended
       June 30, 1996 and
       for the year ended December 31,
       1995 was 38.6% and 39.4%,
       respectively                                $7,219          $8,675
                                                    =====           =====
 (G)  The pro forma weighted average
       units outstanding is computed as
       follows:

        SPG, LP Historical Weighted
         Average Units Outstanding             95,753,829      92,666,469

        Issuance of units in connection
         with the Merger and the Other
         Transactions (assuming that
         there are 89,916,152 units of
         DRP, LP interests outstanding
         immediately prior to the
         Effective Time)                       61,142,983      61,142,983
                                              -----------     -----------
                                              156,896,812     153,809,452
                                              ===========     ===========

=============================================================================
                   DEBARTOLO REALTY PARTNERSHIP, L.P.
                       CONSOLIDATED BALANCE SHEETS
                               (Unaudited)

                (Dollars in thousands except unit data)


                                              As of             As of
                                             June 30,        December 31,
                                               1996              1995
                                           -----------      -----------
Assets:
 Investment properties (Note 4)             $1,968,344       $1,793,663
 Less accumulated depreciation                 632,762          574,338
                                             1,335,582        1,219,325
 Cash and cash equivalents                      32,486           25,851
 Restricted cash  (Note 3)                      12,477           13,910
 Short term investments                            975           14,057
 Accounts receivable, less allowance
  for doubtful accounts of $9,031 and
  $10,070 in 1996 and 1995                      40,754           39,103
 Investments in and advances to
  nonconsolidated joint ventures
  (Notes 4 and 5)                               61,872          116,725
 Minority interest in capital deficits
  of consolidated joint ventures                34,456           25,496
 Deferred charges and prepaid expenses          83,680           77,103
                                            ----------       ----------
                                            $1,602,282       $1,531,570
                                            ==========       ==========
Liabilities and Partners' Equity:
 Liabilities:
 Mortgages and notes payable (Note 4)       $1,479,515       $1,348,573
 Accounts payable and accrued expenses          51,779           38,810
 Distributions payable                          28,256           28,225
 Deficits in nonconsolidated joint
  ventures (Notes 4 and 5)                      48,307           71,147
                                            ----------       ----------
                                             1,607,857        1,486,755
                                            ----------       ----------
 Commitments and contingencies                      --               --

 Partners' Equity (Deficit):
 Preferred Units, 10,000,000 units authorized,
  none issued and outstanding                       --               --
 General Partner, 55,496,757 and 55,329,162
  units outstanding in 1996 and 1995            (3,449)          27,673
 Limited Partners, 34,203,623 and
  34,272,532 units in 1996 and 1995
   outstanding, respectively                    (2,126)          17,142
                                            ----------       ----------
 Total Partners' Equity                         (5,575)          44,815
                                            ----------       ----------
                                            $1,602,282       $1,531,570
                                            ==========       ==========

                         See accompanying notes

                   DEBARTOLO REALTY PARTNERSHIP, L.P.
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                               (Unaudited)

              (Dollars in thousands, except per unit data)

                                         Six Months Ended June 30,
                                        --------------------------
                                            1996            1995
                                         ---------       ---------
Revenues:
    Minimum rents                         $114,086        $106,191
    Tenant recoveries                       45,456          39,844
    Percentage rents                         5,635           5,632
    Other                                   11,455           8,785
                                          --------        --------
    Total revenues                         176,632         160,452
Expenses:                                 --------        --------
    Shopping Center Expenses:
    Property operating                      19,695          16,962
    Repairs and maintenance                 15,130          12,791
    Real estate taxes                       18,338          16,806
    Advertising & promotion                  3,778           2,761
    Management expenses                      4,143           2,797
    Provision for doubtful accounts          1,502           1,493
    Ground leases                            1,450           1,207
    Other                                    2,343           2,776
                                          --------        --------
    Total shopping center expenses          66,379          57,593

   Deferred stock compensation expense         105             105
   Interest expense                         60,759          61,338
   Depreciation and amortization            32,432          28,348
   Merger expenses (Note 4)                 10,200              --
                                          --------        --------
                                           169,875         147,384
   Gain on sale of assets                       --           3,779
   Income from nonconsolidated
    joint ventures (Notes 4 and 5)           8,236           4,182
   Minority partners' interest in
    consolidated joint ventures               (325)            536
                                         ---------        --------
    Income before extraordinary item        14,668          21,565
    Extraordinary item (Note 4)              9,191              --
                                         ---------        --------
           Net income                    $  23,859        $ 21,565
                                         =========        ========

Net Income Available to
 Unitholders Attributable to:
    General Partner                      $  14,762    $    12,674
    Limited Partners                         9,097          8,891
                                         ---------    -----------
    Net income available to unitholders  $  23,859    $    21,565
                                         =========    ===========
  EARNINGS PER UNIT (Note 6):
    Income before extraordinary item     $   0.17     $      0.26
    Extraordinary item                       0.10             ---
                                         ---------    -----------
    Net income                           $   0.27     $      0.26
                                         =========    ===========
  WEIGHTED AVERAGE UNITS
   OUTSTANDING (000's)                      89,822         83,150
                                         =========    ===========

                         See accompanying notes

                   DEBARTOLO REALTY PARTNERSHIP, L.P.
                  CONSOLIDATED STATEMENT OF OPERATIONS
                               (Unaudited)

              (Dollars in thousands, except per unit data)

                                          Three Months Ended June 30,
                                          --------------------------
                                              1996            1995
Revenues:                                 ---------        ---------
  Minimum rents                            $ 57,532         $ 52,957
  Tenant recoveries                          22,416           20,090
  Percentage rents                            2,841            2,667
  Other                                       5,417            5,509
                                           ---------       ---------
    Total revenues                           88,206           81,223

Expenses:
  Shopping Center Expenses:
           Property operating                 9,841            8,383
           Repairs and maintenance            6,958            6,614
           Real estate taxes                  9,555            8,323
           Advertising & promotion            1,782            1,413
           Management expenses                2,021            1,400
           Provision for doubtful accounts      904              879
           Ground leases                        744              638
           Other                              1,470            1,739
                                          ----------       ---------
    Total shopping center expenses           33,275           29,389

  Deferred stock compensation expense            52               52
  Interest expense                           31,235           30,465
  Depreciation and amortization              16,907           14,188
  Merger expenses (Note 4)                   10,200               --
                                         ----------        ---------
                                             91,669           74,094
                                         ----------        ---------

  Gain on sale of assets                         --               18

  Income from nonconsolidated joint
   ventures (Notes 4 and 5)                   4,755            2,427
  Minority partners' interest in
    consolidated joint ventures                (390)             252
                                          ---------         --------
           Net income                     $     902         $  9,826
                                          =========         ========
  Net Income Available to Unitholders Attributable to:
    General Partner                       $     558         $   5,777
    Limited Partners                            344             4,049
                                          ---------         ---------
    Net income available to unitholders   $     902         $   9,826
                                          =========         =========
  EARNINGS PER UNIT (Note 6):             $    0.01         $    0.12
                                          =========         =========

  WEIGHTED AVERAGE UNITS                     89,823            83,150
   OUTSTANDING (000's)                    =========         =========

                         See accompanying notes

                   DEBARTOLO REALTY PARTNERSHIP, L.P.
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (Unaudited)

                         (Dollars in thousands)

                                              Six Months Ended June 30,
                                                  1996         1995
                                                --------    --------
Cash Flow From Operating Activities:
Net income                                      $ 23,859    $ 21,565
Adjustments to reconcile net income to net
 cash provided by Operating Activities:
  Amortization of formation costs                  4,838       6,531
  Amortization of interest rate protection
   agreements and deferred loan costs                224       1,556
  Gain on sale of assets                              --      (3,779)
  Depreciation and amortization                   32,432      28,348
  Extraordinary item                              (9,191)         --
  Deferred stock compensation expense                105         105
  Minority partners' interests in
   consolidated joint ventures                       325        (536)
  Income  from  nonconsolidated
   joint  ventures                                (8,236)     (4,182)
  Decrease in restricted cash                      1,433       7,746
  Decrease (increase) in short term investments   13,082      (7,333)
  Decrease  in  accounts receivable                1,214       2,805
  (Decrease) increase in prepaid expenses
   and other                                       1,317      (4,074)
  Increase in accounts payable and
   accrued expenses                               16,794       8,144
                                                --------    --------
  Net Cash Provided By Operating Activities       78,196      56,896
                                                --------    --------
Cash Flows From Investing Activities:
  Additions to investment properties             (36,146)    (22,274)
  Cash paid for tenant allowances                 (3,735)     (2,144)
  Purchase of partnership interests               (5,375)         --
  Additions to deferred charges for lease
   costs and other                                (3,640)     (1,612)
  Distributions from nonconsolidated
   joint ventures                                 36,811      11,058
  Advances to and investments in
   nonconsolidated joint ventures                (12,055)       (888)
  Net proceeds from sale of assets                   307       3,750
                                                --------    --------
  Net Cash Used In Investing Activities          (23,833)    (12,110)
                                                --------    --------
Cash Flows From Financing Activities:
  Proceeds from issuance of debt                  41,904      15,263
  Scheduled principal payments on mortgages       (3,301)     (3,340)
  Other payments on debt                         (30,248)     (9,545)
  Loan costs paid                                   (294)       (444)
  Minority partner distributions                  (1,600)       (127)
  Distributions paid                             (56,480)    (52,186)
  Decrease in affiliate receivables                2,291         499
                                                --------    --------
  Net Cash Used in Financing Activities          (47,728)    (49,880)
                                                --------    --------
  Net (Decrease) Increase in Cash                  6,635      (5,094)

Cash and Cash Equivalents:
  Beginning of period                             25,851      38,899
                                                --------    --------
  End of period                                 $32,486     $ 33,805
                                                ========    ========

Supplemental Information:
  Interest Paid                                 $ 53,878    $ 50,254
                                                ========    ========
Supplemental schedule of non-cash
 and financing activities:
  Step-up in connection with acquisition of
   additional interest in joint venture         $ 7,296     $     --
                                                ========    ========
  Historical cost basis of net investment
   properties consolidated as a result of
   acquisitions of additional interests
   in joint ventures                            $121,245    $     --
                                                ========    ========

  Mortgages on those properties consolidated
   as a result of acquisitions of additional
   interests in joint ventures                  $136,009    $     --
                                                ========    ========

  Historical cost basis of net investment
   property disposed                            $(4,040)    $     --
                                                ========    ========

  Mortgage extinguishment relating to
   property disposition                         $(13,372)   $     --
                                                ========    ========

  Acquisition of certain businesses
   of Property Manager                          $ 4,020     $     --
                                                ========    ========

                         See accompanying notes

                   DEBARTOLO REALTY PARTNERSHIP, L.P.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Unaudited and Dollars in Thousands)


Note 1 - Organization and Ownership

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in conjunction with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the consolidated financial statements for these interim periods have been included. The results for the interim period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the full fiscal year. These financial statements should be read in conjunction with the DeBartolo Realty Partnership, L.P. December 31, 1995 audited consolidated financial statements and notes thereto included herein.

DeBartolo Realty Partnership, L.P., a Delaware Limited Partnership (the "Operating Partnership") and an affiliate, DeBartolo Capital
Partnership, a Delaware general partnership, are engaged in the ownership, development, management, leasing, acquisition and expansion of super-regional and regional malls and community shopping centers.
The Operating Partnership's sole general partner is DeBartolo Realty Corporation (the "Company"), an Ohio corporation which operates as a self-administered and self-managed real estate investment trust ("REIT"), which at June 30, 1996 holds a 61.9% interest in the Operating Partnership.

The Operating Partnership was formed to continue and expand the shopping mall ownership, management and development business of The Edward J. DeBartolo Corporation ("EJDC") in a portfolio which, as of June 30, 1996, consisted of 50 super-regional and regional malls (the "DeBartolo Malls"), 11 community centers and land held for future development (collectively, the "DeBartolo Properties"). As of June 30, 1996, EJDC and certain affiliates (collectively, the "DeBartolo Group") and certain current and former employees of EJDC, along with JCP Realty, Inc. ("JCP"), own the remaining 38.1% interest in the Operating Partnership.

In addition, the Operating Partnership owns 100% of the non-voting preferred stock and a non-controlling common stock interest (5%) in DeBartolo Properties Management, Inc. (the "Property Manager") which provides certain architectural, design, construction and other services to substantially all of the DeBartolo Properties, as well as, certain other regional malls and community shopping centers owned by third parties.

Note 2 - Basis of Presentation

The financial statements of the Operating Partnership are presented on a consolidated basis. Properties which are controlled through majority ownership have been consolidated and all significant intercompany transactions and accounts have been eliminated. Properties where the Operating Partnership owns less than a majority interest have been accounted for under the equity method. One property, which is owned 2% by the Operating Partnership, is accounted for under the cost method.

The Operating Partnership owns 5% of the voting common stock and all of the nonvoting preferred stock of the Property Manager. The Operating Partnership accounts for the investment in the Property Manager under the equity method.

Note 3 - Restricted Cash

Cash is restricted primarily for renovations and redevelopment of the 17 DeBartolo Properties in connection with a securitized commercial pass-through certificate issuance simultaneously with the IPO.


Note 4 - Mergers, Acquisitions and Dispositions

The parent company of the Operating Partnership entered into an Agreement and Plan of Merger, dated as of March 26, 1996 (the
"Agreement"), among Simon Property Group, Inc., a Maryland corporation ("SPG"), its merger subsidiary and the Company, pursuant to which the Company agreed to merge with the merger subsidiary. The Agreement provides for the exchange of all outstanding Company common stock for SPG common stock, $0.0001 par value (the "SPG Common Stock"), at an exchange ratio of 0.68 shares of SPG Common Stock for each share of Company common stock. The merger and other related transactions closed on August 9, 1996. Shareholders of the Company received approximately 37.9 million shares of SPG common stock valued at $24.375 per share. During the six-month period ended June 30, 1996, the Company incurred $10,200 of underwriting, legal, accounting and other expenses associated with the merger. These costs were charged to expense.

During January, 1996, the Property Manager acquired partnership interests of 33 1/3% and 25% in two joint ventures, respectively, from an unrelated joint venture partner. As a result, the Operating Partnership effectively owns 65% and 74% of these joint ventures and includes the financial position and results of operations and cash flows of these joint ventures in its consolidated financial statements. Effective March 31, 1996, the Operating Partnership acquired an additional 10% partnership interest in Miami International Mall. As a result, the Operating Partnership owns 60% of this joint venture and includes the financial position and results of operations and cash flows in its consolidated financial statements effective April 1, 1996.

The Operating Partnership transferred ownership of one property to its lender, as of March 1, 1996, fully satisfying the property's mortgage note payable. This property no longer met the Operating Partnership's criteria for its ongoing strategic plan. The Operating Partnership has recognized an extraordinary gain on this transaction of $9.2 million. The Operating Partnership's share of this property's net income (loss) for 1993, 1994 and 1995 was $9, ($760) and ($513), respectively. The
Operating Partnership's share of this property's cash generated before debt payments and capital expenditures ("FFO") for 1993, 1994 and 1995 was $512, ($237) and $48, respectively.

Effective January 1, 1996, the Operating Partnership acquired the management, leasing and certain other operating divisions of the Property Manager. The operating results of these divisions are included in the Operating Partnership's consolidated financial statements net of eliminated intercompany transactions. The Property Manager continues to provide architectural, engineering and construction services for the Operating Partnership.

Note 5 - Investment in Nonconsolidated Joint Ventures

As a result of the above-discussed acquisitions, the combined Balance Sheet of the nonconsolidated joint ventures includes the financial position of nine joint ventures at June 30, 1996 and twelve joint ventures at December 31, 1995. Three joint ventures, in which the Operating Partnership acquired additional partnership interests during the first quarter of 1996, are included in the Operating Partnership's consolidated Balance Sheet at June 30, 1996 (see Note 4 above).



                                              June 30,     December 31,
                                            ----------     ----------
                                                1996            1995

Balance Sheets

   Investment properties (net)              $  505,288      $ 599,234
   Other assets                                 42,471         43,094
                                            ----------      ----------
     Total assets                              547,759        642,328
                                            ----------      ----------
   Mortgages and notes payable                 508,341        584,495
   Other liabilities                            46,980         90,549
                                            ----------      ----------
     Total liabilities                         555,321        675,044
                                            ----------      ----------
   Accumulated equity (deficit)                (7,562)       (32,716)
   Less:  Outside partners' equity             (9,740)            180
   Advances to nonconsolidated joint
     ventures                                   30,867         78,474
                                            ----------      ----------
   Net surplus in nonconsolidated
     joint ventures                         $   13,565      $  45,578
                                            ==========      ==========

  Net surplus (deficits) in
  nonconsolidated joint ventures is
  presented in the accompanying
  consolidated balance sheets as
  follows:
  Investments in nonconsolidated
   joint ventures                           $  31,005       $  38,251
  Advances to nonconsolidated
   joint ventures                              30,867          78,474
                                            ----------      ---------
Total investments in and advances to
 nonconsolidated joint ventures                61,872         116,725
 Deficits in nonconsolidated joint ventures    (48,307)       (71,147)
                                            ----------      ----------
                                            $  13,565       $  45,578
                                            ==========      ==========

The combined statements of operations for the nonconsolidated joint ventures include the operating results of ten joint ventures for the three month period ended March 31, 1996, nine joint ventures for the three months ended June 30, 1996 and twelve joint ventures in 1995. The operating results of two joint ventures, in which the Operating Partnership acquired additional partnership interest in January 1996, are included in the Operating Partnership's consolidated operating statement. The operating results of one joint venture, in which the Operating Partnership acquired additional partnership interest effective March 31, 1996, are included in the Operating Partnership's consolidated operating statement effective April 1, 1996.


                                                   Six Months Ended
                                                       June 30,
                                                ----------------------
                                                    1996        1995
                                                ----------   ---------
Statements of Operations
Revenues:
   Minimum rents                                $  41,183    $ 46,571
   Tenant recoveries                               19,549      21,971
   Percentage rents                                 2,251       2,860
   Other                                            5,238       3,294
                                                ----------   ---------
   Total revenues                                  68,221      74,696
                                                ----------   ---------

Expenses:
   Shopping Center Expenses:
     Property operating                             6,197       6,968
     Repairs and maintenance                        5,050       5,704
     Real estate taxes                              8,124       9,367
     Advertising and promotion                      1,833       2,019
     Management fees to affiliate                   2,329       2,477
     Provision for doubtful accounts                  554         467
     Ground leases                                                 60
     Other                                            539         674
                                                ---------    ---------
                                                   24,626      27,736

   Interest expense                                20,150      28,604
   Depreciation and amortization                   10,559      11,814
                                                ---------    ---------
                                                   55,335      68,154
                                                ---------    ---------
     Net income                                 $  12,886    $  6,542
                                                =========    =========
DeBartolo Realty Partnership, L.P.'s share of:
   Revenues less shopping center expenses       $  19,982    $ 20,275
   Interest expense                                 7,333       9,866
   Depreciation, amortization and other             4,413       6,227
                                                ---------    ----------
        Net income                              $   8,236    $  4,182
                                                =========    ==========

Note 6 - Earnings Per Unit

Earnings per Unit is based on the weighted average number of units of partnership interest ("units") outstanding for the six months ended June 30, 1996. Common stock awarded but not yet issued under the deferred stock plan (42,400 shares) and the Company and the Operating Partnership's long-term incentive plan (80,400 shares) have been included in the computations of per unit data for the six months ended June 30, 1996.


Note 7 - Distributions

The Operating Partnership paid a distribution of $0.315 per unit on July 22, 1996 for the period of April 1, 1996 through June 28, 1996. On August 9, 1996, the Operating Partnership paid a prorated distribution of $0.1454 per unit for the period June 29, 1996 through August 9, 1996 (the closing date of the merger with SPG).

=============================================================================


                     REPORT OF INDEPENDENT AUDITORS



To the Partners of
DeBartolo Realty Partnership, L.P.


We have audited the accompanying consolidated balance sheets of DeBartolo Realty Partnership, L.P. as of December 31, 1995 and 1994, and the related consolidated statements of operations, partners' equity and cash flows for the year ended December 31, 1995 and for the period April 21, 1994 (Commencement of Operations) to December 31, 1994, and the combined statements of operations, accumulated deficit and cash flows of DeBartolo Retail Group (Predecessor), as described in Note 2, for the period January 1, 1994 to April 20, 1994 and the year ended December 31, 1993. These financial statements are the responsibility of DeBartolo Realty Partnership, L.P.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DeBartolo Realty Partnership, L.P., at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the year ended December 31, 1995 and for the period April 21, 1994 to December 31, 1994, and the combined results of operations and cash flows of DeBartolo Retail Group (Predecessor) for the period January 1,
1994 to April 20, 1994 and the year ended December 31, 1993, in conformity with generally accepted accounting principles.


                                        ERNST & YOUNG LLP

New York, New York
February 14, 1996, except for Note 16,
first paragraph, as to which the date is March 1, 1996

                   DEBARTOLO REALTY PARTNERSHIP, L.P.
                       CONSOLIDATED BALANCE SHEETS

                 (Dollars in thousands except unit data)



                                                 As of December 31,
                                              ------------------------
                                                   1995         1994
                                              ----------    ----------
Assets:
 Investment properties (Notes 4 and 8)         $1,793,663   $1,737,592
  Less accumulated depreciation                   574,338      519,754
                                               ----------   ----------
                                                1,219,325    1,217,838

 Cash and cash equivalents                         25,851       38,899
 Restricted cash  (Note 3)                         13,910       35,751
 Short term investments                            14,057        4,339
 Accounts receivable, less allowance
  for doubtful accounts of $10,070 and
  $9,462 in 1995 and 1994                          39,103       40,083
 Affiliate receivables (Note 11)                    3,007          356
 Investments in and advances to
  nonconsolidated joint ventures (Note 5)         116,725      110,845
 Minority interest in capital deficits
  of consolidated joint ventures                   25,920       27,249
 Deferred charges and prepaid expenses (Note7)     74,096       97,610
                                               ----------   ----------
                                               $1,531,994   $1,572,970
                                               ==========   ==========
Liabilities and Partners' Equity:
 Liabilities:
  Mortgages and notes payable (Note 8)         $1,348,573   $1,409,827
  Accounts payable and accrued expenses            38,810       39,325
  Distributions payable                            28,225       26,093
  Deficits in nonconsolidated joint
   ventures (Note 5)                               71,147       69,842
  Minority interest in consolidated
   joint ventures                                     424          604
                                               ----------   ----------
                                                1,487,179    1,545,691
                                               ==========    ==========
 Commitments and contingencies
  (Notes 3, 8, 9, 10 and 15)                          ---          ---

 Partners' Equity (Note 12):
  Preferred Units, 10,000,000 authorized,
   none issued and outstanding                        ---          ---
  General Partner, 55,329,162 and 48,666,153
   units outstanding, respectively                 27,673       16,026
  Limited Partners, 34,272,532 and
   34,168,347 units outstanding, respectively      17,142       11,253
                                               ----------   ----------
    Total Partners' Equity                         44,815       27,279
                                               ----------   ----------
                                               $1,531,994   $1,572,970
                                               ==========   ==========
                         See accompanying notes


                       DEBARTOLO REALTY PARTNERSHIP, L.P.
                    CONSOLIDATED STATEMENTS OF OPERATIONS AND
                      DEBARTOLO RETAIL GROUP (PREDECESSOR)
                        COMBINED STATEMENTS OF OPERATIONS

                  (Dollars in thousands, except per unit data)


                                          DeBartolo Realty              DeBartolo Retail
                                         Partnership, L.P.                   Group
                                     -------------------------      -----------------------
                                      1995             1994           1994          1993
                                     -----------   -----------      ---------   -----------
                                      January 1      April 21      January 1     January 1
                                       through       through        through       through
                                     December 31   December 31      April 20    December 31
                                     -----------   -----------      ---------   -----------
Revenues (Note 11):
 Minimum rents                         $ 205,056     $ 140,909     $  61,898      $ 194,643
 Tenant recoveries                        82,147        56,720        24,361         81,967
 Percentage rents                         12,924         9,122         3,653         14,060
 Other                                    32,530        22,192         5,360         18,285
                                       ---------     ---------     ----------     ---------
   Total revenues                        332,657       228,943        95,272        308,955
                                       ---------     ---------     ----------     ---------
Expenses:
 Shopping Center Expenses:
   Property operating                     34,707        23,575        10,272         33,966
   Repairs and maintenance                28,060        20,469         8,710         29,602
   Real estate taxes                      33,223        23,371         9,807         33,015
   Advertising and promotion               7,403         5,499         1,348          6,400
   Management fees to
    affiliate (Note 11)                    5,674         3,274         2,246          7,167
   Provision for doubtful accounts         2,671           910         1,535          3,747
   Ground leases (Note 10)                 2,413         1,499           754          2,232
   Other                                   4,137         2,038           976          3,399
                                       ---------     ---------     ----------     ---------
     Total shopping center expenses      118,288        80,635        35,648        119,528

 Deferred stock compensation
  expense (Note 12)                          210         4,058           ---            ---
 Interest expense                        124,567        87,040        44,119        152,683
 Depreciation and amortization            58,603        39,578        16,616         54,227
                                       ---------     ---------     ----------     ---------
                                         301,668       211,311        96,383        326,438
                                       ---------     ---------     ----------     ---------

 Gain on sale of assets (Note 13)          5,460         1,952         3,286          4,960

 Income (loss) from nonconsolidated
  joint ventures (Note 5)                  8,865         7,554           842           (304)
 Minority partners' interest in
  consolidated joint ventures.             1,029           530           888          3,065
                                       ---------     ---------     ----------     ---------
   Income (loss) before
    extraordinary items                   46,343        27,668         3,905        (9,762)

 Extraordinary item - loss on early
  extinguishment of debt (Note 14)       (11,267)       (8,932)          ---            ---
                                       ---------     ---------     ----------     ---------
   Net income (loss) available
    to Unitholders                     $  35,076     $  18,736     $   3,905      $  (9,762)
                                       =========     =========     =========      =========

 Net Income (loss) available to
  Unitholders attributable to:
   General Partner                     $  20,911     $  11,008     $   3,905      $  (9,762)
   Limited Partners                       14,165         7,728           ---            ---
                                       ---------     ---------     ----------     ---------
                                       $  35,076     $  18,736      $  3,905      $  (9,762)
                                       =========     =========     =========      =========

EARNINGS PER UNIT:
 Income before extraordinary items     $    0.53     $    0.34
 Extraordinary items                      (0.13)        (0.11)
                                       ---------     ---------
                                           $0.40         $0.23
                                       =========     =========

WEIGHTED AVERAGE UNITS
  OUTSTANDING (000's)                     85,722        82,540
                                       =========     =========


                             See accompanying notes


                          Debartolo Realty Partnership
                  Consolidated Statements of Partnership Equity
                                       And
                      DeBartolo Retail Group (Predecessor)
                      Combined Statements of Owners' Equity

                  (Dollars in Thousands, except for unit data)

                                                                                                        Predecessor
                                                                                                          Equity
                             DeBartolo Realty            Limited                   Total                 (Deficit)
                             Corporation                 Partners
                             ------------------------   ---------------------    -----------------       ----------
                                Units                   Units                    Units
                              ----------                ----------               ----------
Balance at January 31, 1993                                                                              $  (79,524)

Contributions                                                                                                 8,198

Distributions                                                                                               (33,614)

Net loss                                                                                                     (9,762)
                                                                                                          ---------
Balance at December 31,1993                                                                                (114,702)

Contributions                                                                                                 8,818

Distributions                                                                                               (14,095)

Net income for the period
  January 1, 1994 to
  April 20, 1994                                                                                              3,905

Affiliated receivables
  not contributed to the
  Operating Partnership                                                                                    (201,014)

Distribution of net
  affiliated receivables
  and payables                                                                                              (23,464)

Distributions to
  predecessor's parent                                                                                     (130,400)

Minority partners'
  interest exchanges
  for Operating
  Partnership                                                                                               (11,923)

Other cash and
  non-cash
  contributions
  to equity                                                                                                   3,740
                                                                                                        -----------
Accumulated Deficit
  at commencement
  of operations                        -   $       -             -   $      -             -   $      -  $  (479,135)

Contributions of
  proceeds from
  Initial Public
  Offering, net of
  transaction costs           41,336,900     545,670             -          -    41,336,900    545,670            -

Exchange of debt
  for partnership
  interest                       982,237      14,488             -          -       982,237     14,488            -

Transfer of
  predecessor
  accumulated
  deficit                              -    (479,135)            -          -             -   (479,135)     479,135

Establishment of
  in the Operating
  Partnership                          -     (33,422)   40,515,363     33,422    40,515,363          -            -

Transfer of limited
  partners' interest
  to DeBartolo Realty
  Corporation                  6,347,016           -    (6,347,016)         -             -          -            -

Distributions from
  April 21, 1994 to
  December 31, 1994                    -     (42,583)            -    (29,897)            -    (72,480)           -

Net income from April
  21, 1994 to
  December 31, 1994                    -      11,008             -      7,728             -     18,736            -
                              ----------   ---------    ----------   --------    ----------   --------  -----------
Balance at December
  31, 1994                    48,666,153      16,026    34,168,347     11,253    82,834,500     27,279            -

Contributions relating
  to incentive plans              96,006         785             -        535        96,006      1,320            -

Contributions relating
  second stock offering        6,000,000      49,417             -     30,953     6,000,000     80,370            -

Contributions relating
  to purchase of
  minority partners'
  interest in five
  properties                           -       5,514       671,188      3,921       671,188      9,435            -

Transfer of limited
  partners' interest
  DeBartolo Realty
  Corporation                    567,003         567      (567,003)      (567)            -          -            -

Distributions                          -     (65,547)            -    (43,118)            -   (108,665)           -

Net income                             -      20,911             -     14,165             -     35,076            -
                              ----------   ---------    ----------   --------    ----------   --------  -----------
Balance at December 31,1995   55,329,162   $  27,673    34,272,532   $ 17,142    89,601,694   $ 44,815  $         -
                              ==========   =========    ==========   ========    ==========   ========  ===========


                        DEBARTOLO REALTY PARTNERSHIP, LP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    AND DEBARTOLO RETAIL GROUP (PREDECESSOR)
                        COMBINED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)

                                           DeBartolo Realty            DeBartolo Retail
                                          Partnership, L.P.                 Group
                                      -------------------------     -----------------------
                                          1995          1994           1994         1993
                                       -----------  -----------     ---------   -----------
                                       January 1      April 21      January 1    January 1
                                        through       through        through      through
                                      December 31   December 31      April 20   December 31
                                       -----------  -----------     ---------   -----------

Cash Flow From Operating Activities:
 Net income (loss)                       $  35,076    $  18,736     $   3,905    $  (9,762)
 Adjustments to reconcile net income
 to net cash  provided by
 Operating Activities:
    Amortization of formation and
     loan costs included in
     interest expense                       11,616       10,528         1,354         4,390
    Amortization and write-off of
     interest rate protection agreements     7,307        2,112            --            --
    Extraordinary loss on early
     extinguishment of debt                 11,267        8,932            --            --
     Gain on sale of assets                 (5,460)      (1,952)       (3,286)       (4,960)
    Depreciation and amortization           58,603       39,578        16,616        54,227
    Deferred stock compensation expense        210        4,058            --            --
    Minority partners' interests in
    consolidated joint ventures             (1,029)        (530)         (888)       (3,065)
    (Income) loss from nonconsolidated
     joint ventures                         (8,865)      (7,554)         (842)          304
    Decrease (increase) in restricted cash      --        7,143        (2,829)         (344)
    Decrease (increase) in accounts
     receivable                                980         (642)          172         1,286
    Decrease (increase) in prepaid
     expenses and other                       (984)       5,219        (5,995)         (429)
    Increase (decrease) in accounts
     payable and accrued expenses              179     (12,228)         7,938        (4,832)
          Net Cash Provided By           ---------    ---------     ----------    ---------
          Operating Activities             108,900      73,400        16,145         36,815

Cash Flows From Investing Activities:
 Additions to investment properties        (51,339)     (24,089)       (3,018)      (28,981)
 Acquisition of development land                --      (21,000)           --            --
 Purchase of properties and
  partnership interests                         --       (1,818)           --            --
 Additions to deferred charges for
  lease costs and other                     (3,625)      (1,927)         (501)       (3,436)
 Distributions from nonconsolidated
  joint ventures                            19,379        7,132         5,777        15,498
 Advances to and investments in
  nonconsolidated joint ventures            (8,521)     (53,585)         (258)       (1,784)
 Net proceeds from sale of assets            6,282        3,035          4,547        8,206
 Purchase of short term investments         (9,718)      (4,339)            --           --
       Net Cash Provided By (Used In)    ---------    ---------     ----------    ---------
        Investing Activities               (47,542)     (96,591)         6,547       10,497)

Cash Flows From Financing Activities:
 Proceeds from issuance of debt            116,828      481,736          4,173       29,611
 Partnership contributions                  80,370      543,852          8,818        8,198
 Scheduled principal payments on mortgages  (6,647)      (4,587)       (3,657)       (7,797)
 Other payments on debt                   (171,436)    (681,435)         (626)       (5,919)
 Loan costs and interest rate buydowns      (1,941)     (70,822)          (87)       (3,205)
 Distribution to predecessor parent             --     (130,400)           --            --
 Prepayment penalties on early
  extinguishment of mortgage
  notes payable                             (3,390)      (4,478)           --            --
 Partnership distributions                (106,533)     (46,387)      (14,095)      (20,936)
 Minority partner distributions               (847)        (574)         (144)       (1,500)
 (Increase) decrease in restricted cash     21,841      (39,000)           --            --
 Decrease (increase) in affiliate
  receivables (net of affiliated payables)  (2,651)       1,901        (14,672)     (23,776)
        Net Cash Provided By (Used In)   ---------    ---------     ----------    ---------
        Financing Activities               (74,406)      49,806        (20,290)     (25,324)
                                         ---------    ---------     ----------    ---------
        Net Increase (Decrease) In Cash    (13,048)      26,615          2,402          994

Cash and Cash Equivalents:
 Beginning of period                        38,899       12,284          9,882        8,888
                                         ---------    ---------     ----------    ---------
 End of period                           $  25,851    $  38,899     $   12,284    $   9,882
                                         =========    =========     ==========    =========
Supplemental Information:
 Interest Paid                           $ 105,501    $  81,306     $  41,434     $ 147,646
                                         =========    =========     ==========    =========
Supplemental Schedule of Non-Cash
 and Financing Activities:
   Distribution of affiliate
    receivables and payables               $    --      $    --      $ 23,464       $12,678
   Exchange of debt for Operating
    Partnership interest                   $    --      $14,488      $     --       $    --
   Minority partners' interest exchanged
    for Operating Partnership interest     $ 9,435      $11,923      $     --       $    --
   Affiliate receivables not contributed
    to Operating Partnership               $    --      $    --      $201,014       $    --
   Distribution of affiliate payables to
    minority partners                      $    --      $    --      $     --       $(1,264)
   Limited Partners' interest exchanged
    for General Partner Units              $   567      $    --      $     --       $    --

                             See accompanying notes

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in Thousands)


Note 1 - Organization and Formation

DeBartolo Realty Partnership, L.P. (the "Operating Partnership" or "OP") was formed as a Delaware limited partnership in 1993 in connection with DeBartolo
Realty Corporation's ( the "Company") initial public offering (the "IPO").   On
April 21, 1994, the Company raised $498 million in net proceeds through the Company's IPO.
The proceeds of the IPO were used to acquire general partnership interests in the OP, and indirectly, interest in DeBartolo Capital Partnership, a Delaware general partnership ("FP"). The Company acquired a 47.8% general partner interest in the OP in exchange for its contribution of these net proceeds to the OP. The OP, and consequently the FP, were formed to continue and expand the shopping mall ownership, management and development business of The Edward J. DeBartolo Corporation ("EJDC") in a portfolio which, as of December 31, 1995, consists of 51 super-regional and regional malls (the "DeBartolo Malls"), 11 community centers and land held for future development (collectively, the "DeBartolo Properties"). As the sole general partner of the OP, the Company has full, exclusive and complete responsibility and discretion in the management and control of the OP. The OP was formed prior to the consummation of the Company's IPO and is the successor entity to the DeBartolo Retail Group. During 1995, certain property management and development activities are carried out for the OP and FP through an affiliate, DeBartolo Properties Management, Inc. (the "Property Manager").

Concurrently with the completion of the IPO, the FP completed a $455 million principal amount securitized debt financing (the "Securitized Debt Financing"). Simultaneously with the IPO, EJDC and certain affiliates (collectively, the "DeBartolo Group") and certain current and former employees of EJDC, along with JCP Realty, Inc. ("JCP"), contributed to the OP interests in the DeBartolo Properties (and certain other assets) for limited partnership interests in the OP. Pursuant to an Exchange Rights Agreement, in April 1995 the Company filed a registration statement for the issuance of 34,168,347 shares of common stock. The Exchange Rights Agreement provides for the conversion of the limited partner interests to shares of common stock. The Exchange Rights Agreement is subject to certain restrictions relating to the initial exercise period, minimum value of interest exchanged, and ownership limitations.

In connection with the IPO, the OP received options to acquire the interests of the estate of Edward J. DeBartolo and other members of his family and affiliates in four DeBartolo Malls and one community center. On July 1, 1995, the Company exercised these options and acquired a 12.8% interest in Miami International Mall, 10.1% interests in University Park Mall and University Center and 0.1% interests in Coral Square and Lakeland Square. The exercise price of approximately $9.4 million was payable in limited partnership interests in the OP. As a result of these acquisitions, the Company's percentage ownership in the OP decreased from 58.8% to 58.3%.

On August 1, 1995, the Company completed a public offering of 6,000,000 shares of common stock at an offering price of $14 1/4 per share raising net proceeds of approximately $80.4 million. The Company contributed the net proceeds to the OP, which has used the net proceeds to retire mortgage debt (including any related prepayment penalties). As a result of the contribution by the Company to the OP of the net proceeds of the offering, the Company's percentage ownership in the OP increased from 58.3% to 61.1%.

During August 1995, EJDC exchanged limited partnership interests in the OP to retire certain EJDC corporate debt. The lender immediately exchanged the limited partnership interests in the OP for common stock of the Company. As a result of this transaction, the Company's percentage ownership in the OP increased from 61.1% to 61.8%.

At December 31, 1995, ownership in the OP is as follows:

                                                                       Percent
                                                     Total Units        Owned
                                                      ----------        -----
     GENERAL PARTNER
      DeBartolo Realty Corporation                    55,329,162       61.8%


     LIMITED PARTNERS
        DeBartolo Group                               32,714,135         36.5
        JCP Realty, Inc.                               1,016,156          1.1
        DeBartolo Employees (current and former)         542,241          0.6
                                                     -----------      -------
     TOTAL                                            34,272,532         38.2
                                                     -----------      -------
     TOTAL UNITS                                      89,601,694         100%
                                                     ===========      =======

Note 2 - Basis of Presentation

The financial statements of the OP are presented on a consolidated basis. Properties which are controlled through majority ownership have been consolidated and all significant intercompany transactions and accounts have been eliminated. Properties where the OP owns less than a majority interest have been accounted for under the equity method. One property, 2% of which is owned by the OP, is accounted for under the cost method.

The OP owns 5% of the voting common stock and all of the nonvoting preferred stock of the Property Manager. The OP's pro rata share is 95% of the Property Manager's operating results. The OP accounted for its investment in the Property Manager under the cost method through September 30, 1995. During 1995, in accordance with Emerging Issues Task Force Issue No. 95-6, Accounting by a Real Estate Investment Trust for an Investment in a Service Corporation, the OP changed its method of accounting for its investment in the Property Manager to the equity method. The OP has applied the new accounting method retroactively to April 21, 1994, in accordance with Accounting Principles Board Opinion 20, Accounting Changes. The change had no significant impact to previously issued financial results for 1994 and 1995.

The accompanying combined financial statements of DeBartolo Retail Group represent DeBartolo Properties previously owned by EJDC and certain of its affiliates. The historical financial statements of DeBartolo Retail Group are presented on a combined basis because EJDC and certain of its affiliates were the subject of the business combination discussed above. The business combination has been accounted for as a reorganization of entities under common control, which is similar to the accounting used for a pooling of interests.


Note 3 - Summary of Significant Accounting Policies

     Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

     Investment Properties:

     Investment properties are stated at cost less accumulated depreciation, which in the opinion of management is not in excess of net realizable value. Costs incurred for the acquisition, development, construction and improvement of properties, including significant renovations, are capitalized. Interest costs and real estate taxes incurred with respect to qualified expenditures relating to the construction of assets are capitalized during the development period.

     Depreciation and Amortization:

     The cost of buildings, improvements and equipment are depreciated on the straight-line method over estimated useful lives, as follows:

          Buildings - 30 to 40 years
          Improvements - shorter of lease term or useful life
          Equipment - 3 to 10 years

     Tenant allowances paid to tenants for construction are capitalized and amortized over the terms of each specific lease. Maintenance and repairs are charged to expense when incurred.

     Deferred Charges:

     Deferred charges consist principally of financing costs and leasing commissions which are amortized over the terms of the respective agreements.

     Capitalized Interest:

     Interest is capitalized on projects during the construction period. Interest capitalized was $1,614 in 1995; $686 from inception to December 31, 1994; $13 for the period January 1, 1994 to April 20, 1994, and $219 in 1993.

     Cash and Cash Equivalents:

     Highly liquid investments with maturities of three months or less are considered cash equivalents.

     Restricted Cash:

     Cash is restricted primarily for renovations and redevelopment of certain DeBartolo Properties in connection with the Securitized Debt Financing.

     Fair Value of Financial Instruments:

     The following methods and assumptions were used to estimate the fair value of financial instruments:

          * The fair value of cash and cash equivalents, restricted cash and short-term investments approximate carrying value due to the short-term nature of these instruments.

          * The fair value of the OP's fixed rate mortgages and notes payable is based on current rates available to the OP for debt of similar terms. Fair value of variable rate debt is considered to be the carrying amount.

          * The fair value of the interest rate caps and interest rate swaps are based on available market data.

     Minority Interests:

     Minority interests in consolidated joint ventures represent the amounts of net assets of consolidated ventures attributable to the interests of outside parties. Minority interests in capital deficits of joint ventures are carried as assets to the extent considered recoverable.

     Revenue Recognition:

     Shopping center space is generally leased to specialty retail tenants under short and intermediate term leases which are accounted for as operating leases. Minimum rents are recognized on the straight-line method over the terms of leases. Percentage rents are recognized on an accrual basis as earned. Real estate tax and operating expense recoveries are recognized in the period the applicable costs are incurred.

     Ground Leases:

     Certain properties, as lessees, lease land under operating leases. Rent expense is recorded on the straight-line method over the term of these leases.

     Income Taxes:

     The allocable share of the taxable income or loss of the OP is includable in the income tax returns of the partners; accordingly, income taxes are not reflected in the consolidated financial statements.

     Earnings Per Unit:

     Earnings per unit is based on the weighted average number of units outstanding for the year ending December 31, 1995 and for the period of April 21, 1994 through December 31, 1994. Units of common stock awarded during 1994 under a deferred stock plan (70,696 units) and units of common stock awarded under a long-term incentive plan (245,200 units) have been considered outstanding units. In April 1995, the OP issued 96,006 units of common stock under both plans. Both plans are a part of the 1994 DeBartolo Realty Corporation Stock Incentive Plan. For purposes of determining fully dilutive earnings per unit, the remaining 2,427,100 units of common stock under the long-term incentive deferred stock plan are anti-dilutive after adjusting earnings to give effect to the increase in earnings necessary for the units of common stock to be awarded under the plan.

     Impact of Recently Issued Accounting Standards:

     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The OP will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe
the effect of adoption will be material.   The OP continually analyzes its mall
properties based on investment related criteria and, as a result, the OP may determine to dispose of certain properties. Current circumstances based on the OP's intention to hold the properties for long-term appreciation, do not indicate that any of the OP's properties are impaired. However, if a decision is made to dispose of certain properties, it is reasonably possible that significant write-downs may be required.

     Reclassifications:

     Certain prior year amounts have been reclassified to conform to the current year presentation.

Note 4 - Investment Properties

     Investment properties consist of shopping center properties, including peripheral land and properties under development and an office tower adjacent to one of the shopping centers. Investment properties are summarized as follows:
                                                          December 31,
                                                    ---------------------------
                                                       1995            1994
                                                    ----------      ----------
  Land                                              $  193,365      $  192,781
  Shopping center buildings, improvements and
     equipment                                       1,537,725       1,486,819
  Office tower building, improvements and
     equipment                                          40,522          40,225
  Properties under construction/expansion/renovation    13,351           7,962
  Peripheral land parcels                                8,700           9,805
                                                    ----------      ----------
                                                     1,793,663       1,737,592
  Accumulated depreciation                             574,338         519,754
                                                    ----------      ----------
     Total investment properties                    $1,219,325      $1,217,838
                                                    ==========      ==========


     Peripheral land parcels primarily consist of undeveloped land parcels adjacent to certain shopping centers.

     Depreciation expense totaled $55,315 in 1995; $37,298 from April 21, 1994 to December 31, 1994; $15,792 for the period January 1, 1994 to April 20, 1994; and $51,431 for 1993.

     The DeBartolo Group has granted the OP options to purchase their interests in two shopping center development sites at an agreed upon purchase price.
These options are subject to the rights and approvals of existing lenders, third parties and governmental authorities. The OP has options and rights of first refusal to purchase the DeBartolo Group's interest in two regional malls. The option prices are fair market value at any time until December 31, 1998.

     As of December 31, 1995, the OP had options to acquire the interests of three outside partners in five DeBartolo Properties. These options are subject to the rights of partners and lenders and to the satisfaction of certain conditions. In January 1996, the Property Manager acquired the interests of one outside partner in two properties, see Note 16.

Note 5 - Investments in Nonconsolidated Joint Ventures

     The OP's investments in the joint ventures, which have been accounted for under the equity method, are as follows:

                                                              OP'S PERCENTAGE
                                                              OWNERSHIP AS OF
VENTURE                                     PROPERTY          DECEMBER 31, 1995
- ------------------------------------        ---------         -----------------
Aventura Mall                               Aventura Mall        33.3%
Jacksonville Avenues Limited Partnership    The Avenues          25.0%
Biltmore Square Associates                  Biltmore Square      33.3%
Century III Associates                      Century III Mall     50.0%
Chesapeake-JCP Associates, Ltd.             Chesapeake Square    50.0%
Coral-CS/LTD Associates                     Coral Square         50.0%
Florida Mall Associates                     The Florida Mall     50.0%
HD Lakeland Mall Joint Venture              Lakeland Square      50.0%
West Dade County Associates                 Miami International  50.0%
                                            Mall
Northfield Center Limited Partnership       Northfield Square    31.6%
Palm Beach Mall (a tenancy in common)       Palm Beach Mall      50.0%
Philadelphia Center Associates              Great Northeast      50.0%
                                            Plaza

     These investments are recorded initially at cost and subsequently adjusted for net equity in income (loss) and cash contributions and distributions. The OP receives substantially all of the economic benefit of Biltmore Square, Chesapeake Square and Northfield Square as the result of advances made to those joint ventures. For one joint venture, the outside partner receives substantially all of the economic benefit.

     Summary financial information and summary of OP's investment in and share of income (loss) from the above joint ventures follows:


                                                         December 31,
                                                       1995          1994
                                                    ---------     ---------
Balance Sheets

  Investment properties (net)                       $ 599,234     $ 604,506
  Other assets                                         43,094        47,007
                                                    ---------     ---------
    Total assets                                      642,328       651,513
                                                    ---------     ---------
  Mortgages and notes payable                         584,495       592,990
  Other liabilities                                    90,549        85,182
                                                    ---------     ---------
    Total liabilities                                 675,044       678,172
                                                    ---------     ---------
    Accumulated deficit                               (32,716)      (26,659)
  Less:  Outside partners' equity                         180         3,753
  Advances to nonconsolidated joint ventures           78,474        71,415
                                                    ---------     ---------
  Net surplus in nonconsolidated joint ventures     $  45,578     $  41,003
                                                    =========     =========

  Net surplus (deficits) in nonconsolidated
  joint ventures is presented in the accompanying
  consolidated balance sheets as follows:
    Investments in nonconsolidated joint ventures   $  38,251     $  39,430
    Advances to nonconsolidated joint ventures         78,474        71,415
                                                    ---------     ---------
    Total investments in and advances to
    nonconsolidated joint ventures                    116,725       110,845
    Deficits in nonconsolidated joint ventures        (71,147)      (69,842)
                                                    ---------     ---------
                                                    $  45,578     $  41,003
                                                    =========     =========

                                             Period From Period From
                                              April 21, January 1,
                                               1994 to   1994 to
                              December 31,  December 31, April 20, December 31,
                                    1995         1994      1994         1993
Statements of Operations         --------      --------  --------     --------

Revenues:
 Minimum rents                   $ 89,727      $ 60,978  $ 26,101     $ 80,971
 Tenant recoveries                 44,293        30,967    12,709       40,589
 Percentage rents                   6,058         4,833     1,406        7,932
 Other                             12,853         9,252     2,420        8,233
                                 --------      --------  --------     --------
  Total revenues                  152,931       106,030    42,636      137,725
                                 --------      --------  --------     --------

Expenses:
 Shopping Center expenses          57,368        39,778    16,092       52,400
 Interest expense                  57,561        37,038    15,942       58,615
 Depreciation and amortization     24,078        16,351     6,885       22,307
                                 --------      --------  --------     --------
                                  139,007        93,167    38,919      133,322
                                 --------      --------  --------     --------
 Gain (loss) on sale of assets        166         1,196        (1)       1,380
                                 --------      --------  --------     --------
  Income before extraordinary
   item                            14,090        14,059     3,716        5,783
 Extraordinary item - loss on
  early extinguishment of debt      (425)         (388)       -              -
                                 --------      --------  --------     --------
  Net income                     $ 13,665      $ 13,671  $  3,716     $  5,783
                                 ========      ========  ========     ========

DeBartolo Realty Partnership,
 L.P.'s share of:
 Revenues less shopping center
  expenses                       $ 41,987      $ 28,706  $ 12,541     $ 40,302
 Interest expense                  20,035        12,902     8,206       29,801
 Depreciation, amortization
  and other                        12,826         8,318     3,493       11,319
 Gain on land sales                   164           445         -          514
                                 --------      --------  --------     --------
  Income (loss) before
   extraordinary item               9,290         7,931       842        (304)
 Extraordinary item - loss on
  early extinguishment of debt       (425)         (377)        -            -
                                 --------      --------  --------     --------
  Net income (loss)              $  8,865      $  7,554  $    842     $  (304)
                                 ========      ========  ========     ========
Note 6 - Property Manager

Summary financial information for the Property Manager is as follows:

                                                         December 31,
Balance Sheets                                       1995           1994
                                                   --------       --------

  Cash and cash equivalents                        $  2,018       $  2,816
  Accounts receivable, substantially
   all due from related parties                      13,516         10,531
  Other assets                                        8,003          2,692
                                                   --------       --------
                                                   $ 23,537       $ 16,039
                                                   ========       ========

  Accounts payable and accrued liabilities         $ 14,691       $ 11,421
  Note payable to OP                                  4,018             --
  Other long-term liabilities                         4,082          3,977
                                                   --------       --------
    Total Liabilities                                22,791         15,398
  Shareholders' equity                                  746            641
                                                   --------       --------
                                                   $ 23,537       $ 16,039
                                                   ========       ========

  OP's share of Shareholders' equity               $    709       $    609
                                                   ========       ========
  Outside Shareholders' equity                     $     37       $     32
                                                   ========       ========

                                                                Period From
                                                 Year Ended    April 21, 1994
                                                 December 31,  to December 31,
Statements of Operations                             1995           1994
                                                   --------       --------
Revenues:
  Construction and development                     $  6,087       $  4,541
  Management and leasing                             16,768         12,194
  Other                                               3,223          1,507
                                                   --------       --------
    Total revenues                                   26,078         18,242
                                                   --------       --------

Expenses:
  Salaries and employee benefits                     20,018         12,361
  Other operating expenses                            5,784          2,485
  Other expenses                                        171          2,162
                                                   --------       --------
    Total expenses                                   25,973         17,008
                                                   --------       --------
  Net income                                            105          1,234
                                                   ========       ========
  OP's share of net income                         $    100       $  1,172
                                                   ========       ========

Note 7 - Deferred Charges and Prepaid Expenses

Deferred charges and prepaid expenses are summarized as follows:

                                                             December 31,
                                                           1995        1994
                                                         --------    --------
Lease costs, net of accumulated amortization of
 $15,566 and $14,541 in 1995 and 1994, respectively      $ 17,402    $ 17,077
Securitized Debt Financing costs, net of accumulated
 amortization of $2,992 and $1,226 in 1995
 and 1994, respectively                                     9,374      11,135
Loan costs, net of accumulated amortization
 of $11,382 and $11,910 in 1995 and 1994, respectively      8,743      11,189
Interest rate protection agreements, net of
 accumulated amortization of $2,249
 and $2,103 in 1995 and 1994, respectively                    704       8,011
Interest rate buydowns,net of accumulated
 amortization of $11,222 and $7,426 in 1995
 and 1994, respectively                                    30,993      44,256
Investment in West Town Mall Joint Venture                  2,699       2,405
Prepaid expenses and other                                  4,181       3,537
                                                         --------    --------
                                                         $ 74,096    $ 97,610
                                                         ========    ========

  Lease cost amortization totaled $3,288 in 1995; $2,280 from April 21, 1994 to December 31, 1994; $824 for the period January 1, 1994 to April 20, 1994; and $2,796 in 1993.

  Amortization of loan costs, interest rate protection agreements and interest rate buydowns totaled $14,729 in 1995; $12,640 from April 21, 1994 to December 31, 1994; $1,354 for the period January 1, 1994 to April 20, 1994; and $4,390 in 1993.

  On December 27, 1995, the OP assigned certain interest protection agreements to an unrelated third party and replaced such agreements with interest rate swap agreements. Accordingly, interest rate protection agreements have been written-off with a charge to interest expense. Fair value of the remaining interest rate protection agreement and the interest rate swap was $704 and $1,130, respectively, at December 31, 1995. Fair value of the interest rate protection agreements at December 31, 1994 were $13,659.

Note 8 - Mortgages and Notes Payable

    Mortgage debt, which is collateralized by substantially all investment properties, is summarized as follows:
                                                             December 31,
                                                           1995        1994
                                                       ----------   ----------
Commercial Mortgage pass-through certificates -
 fixed interest rates ranging from 7.59% to 9.24%
 (average of 8.13% at December 31, 1995), due
 April, 2001                                           $  367,244   $  367,800

Commercial Mortgage pass-through certificates -
 interest at LIBOR, subject to an interest rate
 swap agreement, plus 56 basis points (5.31% at
 December 31, 1995), due April, 2001                       87,200       87,200

Revolving line of credit with interest at LIBOR
 plus 175 basis points (7.5% at December 31, 1995)
 due December 1998                                         55,000           --

Primarily first mortgages with fixed interest
 rates ranging from 6.79% to 9.92% (average
 of 7.9% at December 31, 1995), due at various
 dates through 2012                                       692,162      804,362

First mortgages with variable interest rates
 at LIBOR, subject to an interest rate swap
 agreement, plus 100 basis points (5.75% at
 December 31, 1995) due at various dates through 2002      74,864       78,362

Bond payable collateralized by a mortgage to
 an affiliate of EJDC on one property at an
 effective rate of 8.0% due September 1996                 72,103       72,103
                                                       ----------   ----------
    Total Mortgages and Notes Payable                  $1,348,573   $1,409,827
                                                       ==========  ===========


  During December 1995, the OP entered into an interest rate swap agreement to pay LIBOR at (i) 4.75% on approximately $218 million of debt through April 1997 and (ii) 5.71% on $87.2 million of debt from May 1997 through April 2001. As part of this arrangement, the OP assigned the following interest rate protection agreements (i) 4.75% through April 1996 and 5.25% from May 1996 through April 1997 on approximately $131 million of debt and (ii) 4.75% through April 1996 on $87.2 million of debt. The OP has an interest rate protection agreement which limits interest on $87.2 million of debt to no more than LIBOR of 8.44% for the period May 1996 through March 2001.

    The OP's proportionate share of the mortgages and notes payable are as follows as of December 31:

                                                 1995             1994
                                            -----------      -----------
     DeBartolo Realty Partnership, L.P.     $ 1,305,564      $ 1,363,042
     Outside partners                            43,009           46,785
                                            -----------      -----------
                                            $ 1,348,573      $ 1,409,827
                                            ===========      ===========

  Annual principal payments and maturities as of December 31, 1995 are as follows:

                                            Total           OP's Share
                                         -----------       -----------
               1996                      $   157,221       $   157,139
               1997                            7,588             7,491
               1998                           63,253            63,149
               1999                           69,103            68,991
               2000                            8,661             8,540
               Thereafter                  1,042,747         1,000,254
                                         -----------       -----------
                                         $ 1,348,573       $ 1,305,564
                                         ===========       ===========

     During 1995, the OP paid off mortgages of $117,227 at three properties and obtained the release of mortgage liens at two properties. Additionally, the OP refinanced three loans at one property totaling $44,098 with a $59,500 mortgage note payable (of which $46,528 is currently outstanding), providing additional borrowing capacity of up to $13,000 to be drawn upon over the subsequent twelve months for expansion and renovation of that property. The OP refinanced $9,518 of construction loans at three community centers with permanent financing totaling $15,000.

     In December 1995, the OP amended and expanded its revolving line of credit from $50,000 to $120,000, subject to certain conditions being met. As of December 31, 1995, total current availability under this working line is $94,500, of which $55,000 is outstanding. The facility is secured by the mortgages of two properties and a negative pledge of a third property and is recourse to the OP. The OP anticipates the facility to be increased to $150,000 and the availability will be increased to $144,500 during the first quarter of 1996 once certain conditions are met including additional collateral of a mortgage on the negative pledged property. Interest is provided at the lesser of LIBOR plus 175 basis points or the Base Rate, as defined. The facility matures in December 1998, however, the OP has a one-year extension option. The facility requires the OP to maintain a minimum net worth as defined, limits the OP's indebtedness and provides for other restrictive covenants.

     The OP restructured a $54,906 mortgage note payable having an interest rate of 8 7/8% maturing January, 1998. The new mortgage matures January, 2005 and bears interest at 7.42% . In connection with this transaction, the OP made a partial paydown of $5,491 on a mortgage note of a nonconsolidated joint venture.

     Commercial mortgage pass-through certificate covenants require the OP to fund into escrow reserves for renovations, repairs and maintenance and tenant improvements and requires the FP to maintain Minimum Debt Service coverage ratios (as defined) and provides for other restrictive covenants.

     Annual reserve funding requirements are as follows:

          1996                               $  7,600
          1997                                 10,400
          1998                                  6,933
          1999                                  5,200
          2000                                  5,200
          Thereafter                            1,734
                                             ---------
                                             $ 37,067
                                             =========


     DeBartolo Realty Partnership, L.P. has guaranteed $29,946 of the mortgages and notes payable relating to three consolidated properties and three nonconsolidated joint ventures. An affiliate of EJDC continues to provide a guarantee of 33 1/3% of the debt service obligation on a $100,000 floating rate mortgage at one nonconsolidated joint venture. The OP has agreed to indemnify the EJDC affiliate for any loss or costs incurred or associated with this guaranty.

     DeBartolo, Inc., parent of EJDC, and certain of its affiliates have guaranteed $100,000 of the OP's mortgages and notes payable.

     Fair Value of Debt Related Financial Instruments:

     The estimated fair value of debt related financial instruments are as follows:

                                    December, 1995           December, 1994
                                ----------------------- ----------------------
                                  Carrying      Fair     Carrying       Fair
                                   Value        Value      Value       Value
                                ----------   ---------- ----------  ----------
 Securitized Debt Financing     $  454,444   $  477,083 $  455,000  $  446,936
 Fixed rate mortgages and
  notes payable                    764,265      796,231    876,465     805,553
 Variable rate mortgages and
  notes payable                     74,864       74,864     78,362      78,362
 Revolving loan                     55,000       55,000         --          --
                                ----------   ---------- ----------  ----------
                                $1,348,573   $1,403,178 $1,409,827  $1,330,851
                                ==========   ========== ==========  ==========


     The debt on the nonconsolidated joint ventures (see Note 5) was $584,495 at December 31, 1995. The OP's pro rata share of that debt was $249,535 at December 31, 1995. The OP's proportionate share of mortgage notes and other notes payable on both its consolidated and nonconsolidated properties was $1,555,099 at December 31, 1995.


Note 9 - Rentals Under Operating Leases

     The properties receive rental income from the leasing of retail shopping center space and an office tower under operating leases that expire at various dates through 2026. Substantially all investment property is leased out under operating leases. The minimum future rentals based on operating leases held are as follows as of December 31, 1995

                                                         Leases
                                                      with Related
                                       All Leases     Parties (1)
                                      -----------      --------
               1996                   $   181,438      $  7,315
               1997                       165,984         6,975
               1998                       150,090         5,771
               1999                       130,068         5,419
               2000                       111,839         4,695
               Thereafter                 486,197        23,905
                                      -----------      --------
                                      $ 1,225,616      $ 54,080
                                      ===========      ========

               (1)  Represents stores whose parent company also owns units of the OP or stores whose chief executive officers are on the Board of Directors of the Company.

     Minimum future rentals do not include amounts which may be received under the terms of certain leases based upon a percentage of the tenants' sales or as reimbursement of shopping center expenses.

     No single tenant or group of affiliated tenants collectively accounts for more than 10% of the consolidated properties total revenues which include minimum rents, tenant recoveries, percentage rents and other revenue. The tenant base includes national and regional retail chains and local retailers and consequently the consolidated properties credit risk is concentrated in the retail industry. The DeBartolo Malls are located in 16 states, with 17 malls located in Florida and 8 malls located in Ohio.

     The revenues of the OP may be adversely affected by the inability to collect rent due to bankruptcy or insolvency of tenants or otherwise. Two department store companies operating six department stores or other large retail stores in excess of 60,000 square feet ("Anchor") at the consolidated DeBartolo Properties are operating under the protection of the United States Bankruptcy Code. At December 31, 1995, leases (excluding rejected leases) of Anchor tenants open and operating in bankruptcy comprise approximately 1% of total gross leasable area ("GLA"). Annual rentals paid by these Anchor tenants
comprised 2.5% of minimum rents paid by Anchor tenants.   At December 31, 1995,
leases (excluding rejected leases) of mall store tenants at consolidated DeBartolo Properties open and operating in bankruptcy comprise approximately 6.4% of mall GLA. Annual rentals paid by these mall store tenants comprised 6.1% of minimum rents paid by mall store tenants. Substantially all of these
tenants are currently meeting their contractual obligations.   At the time a
tenant files for bankruptcy protection it is difficult to determine to what extent these tenants will reject their leases or seek other concessions as a condition to continued occupancy. The OP expects certain of these tenants to reject their leases. Based on past experience, the OP has been able to offset, over a reasonable period of time, the impact on minimum rents caused by a tenant in bankruptcy.

Note 10 - Ground Leases

     Certain properties, as lessees, have ground leases expiring at various
dates through 2087.   Following is a schedule of future minimum rental payments
required under these ground leases as of:

                                  December 31,
                                     1995
                                   ----------
              1996                 $    2,267
              1997                      2,347
              1998                      2,347
              1999                      2,347
              2000                      2,347
              Thereafter              225,607
                                   ----------
                                   $  237,262
                                   ==========

Note 11 - Transactions with Affiliates

     Management and Other Fees: The Property Manager has contracted to provide management, leasing, development and construction management services to the OP. Amounts included in the consolidated financial statements related to agreements with the Property Manager are as follows:
                                                 Period      Period
                                                  From        From
                                               April 21,   January 1,
                                                1994 to     1994 to
                                              December 31, April 20,
                                     1995        1994         1994      1993
                                   -------      -------     -------   -------
  Management fees                  $ 5,369      $ 3,044     $ 2,179   $ 7,167
  Leasing fees                       3,261        1,872         552     3,319
  Development and construction       4,872        1,844         717     3,013
  Other reimbursements                 835          254         180       664

     During 1995, the Property Manager earned development and construction revenues of $893 from affiliates of a partner in the OP.

     Insurance: The OP has first dollar commercial general liability coverage and special cause of loss property insurance with a $5 deductible. Prior to 1995 the OP's insurance carrier reinsured certain coverages with an affiliate of EJDC. Charges to the OP for the reinsured amounts totaled $3,462 from April 21, 1994 to December 31, 1994. Prior to April 21, 1994, the DeBartolo Retail Group had first dollar commercial general liability insurance of which an affiliated insurance company reinsured the first $250 per occurrence. Additionally, the DeBartolo Retail Group had "All Risk" Property insurance. The insurance company reinsured the first $95 per occurrence with an affiliate of EJDC. Charges for the reinsured amounts totaled $1,374 for the period January 1, 1994 to April 20, 1994 and $4,355 for 1993.

     Affiliate Leases: On November 6, 1995, Fun-N-Games, an affiliate of EJDC which operated amusement centers in DeBartolo Properties, was sold to an independent third party operator which continues to operate these stores. These properties have recorded total revenues and operating expense reimbursements of $1,771 from January 1, 1995 through November 6, 1995, $1,571 from April 21, 1994 to December 31, 1994, $776 for the period from January 1, 1994 to April 20, 1994 and $2,287 for 1993.

     Affiliates of certain Anchor tenants and small shops in various properties are partners in various properties or are partners in the OP. As of December 31, 1995, these tenants own or lease space in 29 consolidated properties. These properties recorded rental income and operating expense reimbursements of $10,933 in 1995; $8,926 from April 21, 1994 to December 31, 1994; $3,314 for the period January 1,1994 to April 20, 1994; and $12,674 for 1993.

     Affiliated Receivables (Payables): At December 31, 1995, the affiliated receivable represents a $4,018 revolving loan receivable from the Property Manager bearing interest at prime plus 200 basis points offset by amounts due to
the Property Manager for normal operating costs.   Interest earned by the OP on
this revolver totaled $258 in 1995. At December 31, 1994, affiliated receivables represent amounts due to the Property Manager for normal monthly operating costs offset by dividends receivable from the Property Manager of $809. At December 31, 1993, net affiliated receivables (which are primarily non-interest bearing) are due from EJDC. Concurrent with the offering, these affiliated receivables were distributed to EJDC. Interest expense includes interest charged to properties by EJDC on net amounts due to EJDC totaling $760 for the period January 1, 1994 to April 20, 1994 and $2,754 in 1993.

     The Property Manager leases office space from EJDC under an operating lease. Rent charged under the lease totaled $1,092 in 1995 and $755 in 1994.

     The Property Manager performs legal, tax and other services for EJDC under a corporate service agreement. Fees for these services totaled $570 in 1995 and $425 in 1994.

Note 12 - Stock Incentive Plan

     The Company and the OP adopted the DeBartolo Realty Corporation 1994 Stock Incentive Plan (the "Stock Incentive Plan") to provide incentives to attract and retain officers, directors and key employees.

     The Stock Incentive Plan provides for the grants of nonqualified and incentive stock options to purchase a specified number of shares of Common Stock ("Options") or rights to future grants of Common Stock ("Deferred Stock").
Under the Stock Incentive Plan, 3,100,000 shares of Common Stock are available for grant.

     The Compensation Committee of the Company's Board of Directors has approved the grant of approximately 2,743,000 shares in the form of Deferred Stock in connection with a two-part, long-term incentive compensation program.

     Deferred Stock Awards upon Completion of the Offering

     Upon completion of the IPO, approximately 71,000 shares of Deferred Stock were granted to certain employees of the Company and the Property Manager, and will vest ratably over a five-year period. The vesting of this initial Deferred Stock award is based only on service and will not depend on the Company's financial performance.

     Long-Term Incentive Deferred Stock Awards. The second and more significant component of the Company and the OP's long-term compensation proposal is a Deferred Stock grant for which vesting is tied to the attainment of annual and cumulative targets for growth in the Company's funds from operations ("FFO") per share (which is substantially equivalent to cash generated before debt repayments and capital expenditures, including peripheral land sales) after adjusting for a reserve (not to exceed a specified amount) set annually to cover tenant allowances and the use of floating rate debt through 1998. This long-term incentive Deferred Stock grant includes senior management and approximately 130 key employees of the Property Manager. Any Deferred Stock award earned upon attainment of an annual and cumulative growth target will be distributed over the three-year period subsequent to the period that the award was earned, provided the employee remains in the employ of the Company or the Property Manager. Deferred Stock awarded to employees over the three-year period will be unrestricted.

     The awards eligible to be earned in any given year will be earned only if the annual and cumulative adjusted FFO per share growth target for such year is reached. As defined, the adjusted FFO per share growth target from the current adjusted FFO base was $1.54 in 1995 and increases 7% for each year ending December 31, 1996 through 1998. The percentage of the total Deferred Stock award eligible to be earned upon attainment of these targets is 10% for 1994, 15% for 1995, 20% for 1996, 25% for 1997 and 30% for 1998. The following table provides the adjusted FFO target for award of the Common Stock reserved for issuance under the Stock Incentive Plan.


                Long-Term Incentive Deferred Stock Award Targets


                       Annual            Cumulative
       Year Ended      Growth          Growth Target       FFO Per Share
      December 31,     Target       From Plan Inception    Growth Target
      ------------    -------        -------------------    -------------
           1996         7.0%                 16.8%               $1.65
           1997         7.0%                 25.0%               $1.77
           1998         7.0%                 33.7%               $1.89

     If the annual target is not met, the percentage of the award attributable to that annual target may be earned in a subsequent year if the cumulative growth target is met including the shortfall in the prior year(s). The Compensation Committee of the Company's Board of Directors has the right to make partial awards if targets are not met.

     At December 31, 1995, approximately 2,672,300 shares of the total 3,100,000 shares of Common Stock reserved for issuance under the Stock Incentive Plan were allocated among senior management and approximately 130 key employees in connection with the long-term incentive award. The remaining shares have been held for future allocations under the stock incentive plan to both current and future employees. The Compensation Committee has discretion to waive the additional three-year employment requirement upon certain terminations of employment (e.g., retirement, death, disability or termination without cause). The awards vest over a period of eight years, with the majority vesting in the fourth through eighth years after the IPO.

     The OP did not meet the FFO growth target in 1995; accordingly, the financial statement reflects expense of $210 relating to the vested portion of the 70,696 shares under the Deferred Stock plan. The OP achieved its 1994 FFO target and accordingly expensed $3,848 relating to 245,200 shares awarded under the long-term incentive deferred stock plan and $210 relating to the 1994 vested portion of the Deferred Stock award.

     Stock Option Plan:

     The Company and the OP has a stock option plan in place covering each Director of the Company who is not otherwise an employee of the Company or any of its subsidiaries or affiliates. Each such Director, upon joining the Company's Board of Directors, received an initial grant of Options to purchase 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the Common Stock as of such date. Commencing on December 31, 1994, and on each December 31st thereafter, each Director also will automatically receive an annual grant of options to purchase 500 shares of Common Stock having an exercise price equal to 100% of the fair market value of the Common Stock at the date of grant of such Option. The options can be exercised any time during the ten years after grant.

Note 13 - Gain on Sale of Assets

     During 1995, the OP has recognized a $3,750 gain from the sale of a partnership interest in an undeveloped mall site located in Strongsville, Ohio, which was acquired in 1994 from the DeBartolo Group through the exercise of an option for $6,250 and immediately sold. The remaining gains primarily represent the sale of land adjacent to three properties.

Note 14 - Extraordinary Item

     The extraordinary charge in 1995 resulted from prepayment penalties of $3,390 and the write-off of unamortized deferred financing costs of $7,877 related to the early retirement of mortgage notes payable. The extraordinary item in 1994 resulted from prepayment penalties and the write-off of unamortized deferred financing costs related to the satisfaction of mortgage notes payable in connection with the OP's reorganization.


Note 15 - Contingent Liabilities

     Certain of the properties are subject to various legal proceedings and claims arising in the ordinary course of business, some of which are covered by insurance. Management of the properties believes the ultimate resolution of these matters is not likely to have a material adverse effect on the consolidated financial statements.

     Substantially all of the properties have been subjected to Phase I environmental audits. Such audits have not revealed nor is management aware of any environmental liability that management believes would have a material adverse impact on the OP's financial position or results of operations. Management is unaware of any instances in which it would incur significant environmental costs if any or all properties were sold, disposed of or abandoned.

Note 16 - Subsequent Events

     The OP transferred ownership of one property to its lender, as of March 1, 1996, fully satisfying the property's mortgage note payable. This property no longer met the OP's criteria for its ongoing strategic plan. The OP will recognize an extraordinary gain on this transaction of approximately $8.0 million in the first quarter of 1996.

     On January 31, 1996, the Property Manager was assigned a 33 % partnership interest in one of the nonconsolidated joint ventures and a 25% partnership interest in another nonconsolidated joint venture from an unrelated joint venture partner. As a result, the OP effectively owns 65% and 74% of these joint ventures.

Note 16.1-Event (Unaudited) Subsequent to Date of Independent Auditor's Report

     The Company entered into an Agreement and Plan of Merger, dated as of March 26, 1996 (the "Agreement"), among Simon Property Group, Inc., a Maryland corporation ("SPG"), its merger subsidiary and the Company, pursuant to which the Company agreed to merge with the merger subsidiary. The Agreement provides for the exchange of all outstanding Company common stock for SPG common stock, $0.0001 par value (the "SPG Common Stock"), at an exchange ratio of 0.68 shares of SPG Common Stock for each share of Company common stock. The merger is subject to the approval of shareholders of both SPG and the Company and other conditions. The new entity will be renamed Simon DeBartolo Group, Inc.

Note 17 - Selected Quarterly Financial Data (Unaudited)

                                                    1995
                                     DeBartolo Realty Partnership, L.P.
                               ----------------------------------------------
                              January 1     April 1     July 1     October 1
                                  To          To          To           To
                               March 31    June 30    September 30 December 31
                               --------    --------    --------      --------
Operating Data:
   Total revenues              $ 79,229    $ 81,223    $ 84,099      $ 88,106

   Income before
    extraordinary items          11,739       9,826      13,343        11,435
   Extraordinary items                -           -      (5,629)       (5,638)
                               --------    --------    --------      --------
   Net income                  $ 11,739    $  9,826    $  7,714      $  5,797
                               ========    ========    ========      ========


Earning Per Unit Data:
   Income before
    extraordinary items        $   0.14    $   0.12    $   0.15      $   0.12
   Extraordinary items                -           -       (0.07)        (0.06)
                               --------    --------    --------      --------
   Net income                  $   0.14    $   0.12    $   0.08      $   0.06
                               ========    ========     =======      ========
Cash Dividends Per Unit        $  0.315    $  0.315    $  0.315      $  0.315
                               ========    ========    ========      ========
Weighted Average
 Units Outstanding               83,150      83,150      84,567        89,150
                               ========    ========    ========      ========



                                                        1994
                                         DeBartolo Realty Partnership, L.P.
                                        ------------------------------------
                                         April 21      July 1     October 1
                                            To           To           To
                                         June 30    September 30 December 31
Operating Data:                          --------     --------      --------
 Total revenues                          $ 61,227     $ 80,412      $ 87,304
 Income before extraordinary items          5,123       10,519        12,026
 Extraordinary items                       (8,932)          --            --
                                         --------     --------      --------
      Net income                         $ (3,809)    $  6,180      $ 12,026
                                         ========     ========      ========

Earning Per Unit Data:
 Income before extraordinary items       $   0.06     $   0.13      $   0.15
 Extraordinary items                       (0.11)           --            --
                                         --------     --------      --------
      Net income (loss)                  $ (0.05)     $   0.13      $   0.15
                                         ========     ========      ========

Cash Dividends Per Unit                  $  0.245     $  0.315      $  0.315
Weighted Average Units Outstanding         81,590       82,906        82,908


Note 18 - Unaudited Pro Forma Financial Information

     As a result of the IPO and the related transactions entered into in connection with the formation of the Company and the OP, 1994 historical results of operations and earnings per unit may not be indicative of future results of operations and earnings per share. This unaudited Pro Forma Condensed Consolidated Statement of Operations assumed that the Company qualifies as a real estate investment trust for federal income tax purposes and also assumed
(i) completion of the asset contributions in the formation of the Company; (ii) the completion of the IPO, including the exercise of the underwriters over-allotment option and the Securitized Debt Financing; (iii) the completion of debt exchange transactions with BJS Capital Partners, L.P. and MS Youngstown General Partnership; (iv) the contribution by JCP Realty, Inc. and the EJDC employees of their interests in certain DeBartolo Properties; and (v) the completion of certain refinancings of mortgage indebtedness of the DeBartolo Properties (collectively defined as the "REIT Formation") as of the beginning of 1994. In management's opinion, all necessary adjustments to reflect the effects of these transactions have been made as of January 1, 1994.

     The unaudited Pro Forma Condensed Statement of Operations is not necessarily indicative of what actual results of operations of the OP would have been assuming such transactions had been completed at January 1, 1994, nor does it purport to represent the results of operations of future periods.

The following is the DeBartolo Realty Partnership, L.P. Pro Forma Condensed Consolidated Statement of Operations for the twelve months ended December 31, 1994:

                                                                               DeBARTOLO         DeBARTOLO
                                                                                 REALTY            REALTY
                                              DeBARTOLO                    PARTNERSHIP, L.P. PARTNERSHIP, L.P.
                                             RETAIL GROUP     DeBARTOLO      APRIL 21, 1994    FOR THE TWELVE
                                           JANUARY 1, 1994   RETAIL GROUP         TO            MONTHS ENDED
                                                  TO          PRO FORMA       DECEMBER 31,      DECEMBER 31,
                                          APRIL 20, 1994 (A) ADJUSTMENTS          1994              1994
                                        -----------------   ------------    ---------------  --------------
(Dollars in Thousands, Unaudited)

Revenues                               B        $  95,272      $  1,125        $ 228,943          $ 325,340

Shopping center expenses               C           35,648           500           80,635            116,783
Deferred stock compensation expense                    --            --            4,058              4,058
Interest expense                       D           44,119       (7,316)           87,040            123,843
Depreciation and amortization                      16,616            --           39,578             56,194
                                                ---------      --------        ---------          ---------
                                                   96,383        (6,816)         211,311            300,878
                                                ---------     ---------        ---------          ---------

Gain on sale of assets (primarily land)             3,286            --            1,952              5,238
Income from nonconsolidated
 joint ventures                        E              842         2,033            7,554             10,429
Minority partners' interest in
   consolidated joint ventures         F              888         (977)              530                441
                                                ---------     --------         ---------          ---------

       Income before extraordinary items            3,905        8,997            27,668             40,570

Extraordinary item - loss on early
   extinguishment of debt                              --            --          (8,932)            (8,932)
                                                ---------       -------       ---------           ---------
                             Net income         $   3,905      $  8,997       $  18,736           $  31,638
                                                =========      ========       =========           =========

Pro forma earnings per unit (based upon
 pro forma weighted average units
 outstanding)
Income before extraordinary items                                                                 $    0.49
Extraordinary loss on early extinguishment                                                            (0.11)
 of debt                                                                                          ---------
Net Income                                                                                        $    0.38
                                                                                                  =========

(A)The pro forma adjustments reflect the historical combined operations of the Predecessor to the OP (the "DeBartolo Retail Group") for the period from January 1, 1994 through April 20, 1994.

(B)Represents pro forma impact of the Property Manager. The OP accounts for its investment in the Property Manager on the equity basis of accounting. Pro forma adjustments also include interest income on $60,000 of cash from the REIT Formation from January 1, 1994 through April 20, 1994.

(C)The proforma adjustment reflects the elimination of certain taxes associated with the change of ownership structure from a corporation to a partnership. The pro forma adjustments also reflect the Company's prorated share of estimated annual cost of $2,000 associated with operating as a public company.

(D)Reflects the reduction of interest expense associated with the reduction of debt and restructuring resulting from the IPO and related transactions.

(E)The pro forma adjustment reflects the changes in ownership interest, structure, and refinancing of debt in the nonconsolidated joint ventures which are recorded on the equity method.

(F)Increase reflects the minority partners' share of the net effect of the REIT Formation.

                             REPORT OF INDEPENDENT AUDITORS



To the Partners of
DeBartolo Realty Partnership, L.P.

We have audited the accompanying combined balance sheets of the Nonconsolidated Joint Ventures of DeBartolo Realty Partnership, L.P. as of December 31, 1995 and 1994 and the related combined statements of operations, accumulated deficit and cash flows for the year ended December 31, 1995 and for the period from April 21, 1994 to December 31, 1994 and the combined statements of operations, accumulated deficit and cash flows of the Uncombined Joint Ventures of DeBartolo Retail Group as described in Note 1 for the period January 1, 1994 to April 20, 1994 and for the year ended December 31, 1993. These financial statements are the responsibility of DeBartolo Realty Partnership, L.P.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a best basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Nonconsolidated Joint Ventures of DeBartolo Realty Partnership, L.P. at December 31,1995 and 1994 and the combined results of their operations and their cash flows for the year ended December 31, 1995 and for the period
April 21, 1994 to December 31, 1994, and the combined results of operations and cash flows of the Uncombined Joint Ventures of DeBartolo Retail Group for the period January 1, 1994 to April 20, 1994 and for the year ended
December 31, 1993, in conformity with generally accepted accounting principles.


                                        ERNST & YOUNG LLP



New York, New York
February 14, 1996

     NONCONSOLIDATED JOINT VENTURES OF DEBARTOLO REALTY PARTNERSHIP, L.P.
                                      AND
              UNCOMBINED JOINT VENTURES OF DEBARTOLO RETAIL GROUP

                            COMBINED BALANCE SHEETS
                            (Dollars in Thousands)


                                                         December 31,
                                                        1995        1994
                                                     ---------   ---------
Assets:
  Investment properties (Notes 3 and 5)  $           $ 784,211   $ 767,345
     Less accumulated depreciation                     184,977     162,839
                                                     ---------   ---------
                                                       599,234     604,506

  Cash and cash equivalents.                             5,507       6,043
  Restricted cash.                                       2,089       2,016
  Accounts receivable, net of allowance
   for doubtful accounts of $2,883 and
   $2,718, in 1995 and 1994                             17,506      18,321
  Deferred charges and prepaid expenses (Note 4)        17,992      20,627
                                                     ---------   ---------
                                                     $ 642,328   $ 651,513
                                                     =========   =========

Liabilities and Accumulated Equity (Deficit):
  Liabilities:
     Mortgages and notes payable (Note 5)            $ 584,495   $ 592,990
     Accounts payable and accrued expenses              14,113      12,217
     Affiliate payables (Note 8).                       76,436      72,965
                                                     ---------   ---------
                                                       675,044     678,172
                                                     ---------   ---------

  Commitments and contingencies
   (Notes 5, 6, 7, and 9)                                    -           -
  Accumulated deficit                                  (32,716)    (26,659)
                                                     ---------   ---------
                                                     $ 642,328   $ 651,513
                                                     =========   =========

  Accumulated equity (deficit):
     DeBartolo Realty Partnership, L.P.              $ (32,896)  $ (30,412)
     Outside partners                                      180       3,753
                                                     ---------   ---------
                                                     $ (32,716)  $ (26,659)
                                                     =========   =========

                            See accompanying notes

      NONCONSOLIDATED JOINT VENTURES OF DEBARTOLO REALTY PARTNERSHIP, L.P.
                                       AND
               UNCOMBINED JOINT VENTURES OF DEBARTOLO RETAIL GROUP

                        COMBINED STATEMENTS OF OPERATIONS

                             (Dollars in Thousands)

                            DeBartolo Realty Partnership, L.P.   DeBartolo Retail Group
                           -----------------------------------  -----------------------
                                                April 21,      January 1,
                                                    to            to
                                               December 31,    April 20,
                                   1995            1994           1994          1993
                                 --------        --------       --------      --------
Revenues (Note 8):
 Minimum rents                   $ 89,727        $ 60,978       $ 26,101      $ 80,971
 Tenant recoveries                 44,293          30,967         12,709        40,589
 Percentage rents                   6,058           4,833          1,406         7,932
 Other                             12,853           9,252          2,420         8,233
                                 --------        --------       --------      --------
Total revenues                    152,931         106,030         42,636       137,725
                                 --------        --------       --------      --------

Expenses:
 Shopping Center Expenses:
   Property operating              14,381          10,178          4,247        13,289
   Repairs and maintenance         12,065           7,888          3,437        11,563
   Real estate taxes               18,630          13,052          5,185        16,898
   Advertising and promotion        4,972           3,307            684         3,904
   Management fees to
    affiliate (Note 8)              4,984           3,377          1,545         4,731
   Provision for doubtful accounts    997             276            496         1,078
   Ground leases (Note 7)             130              88             37           125
   Other                            1,209           1,612            461           812
                                 --------        --------       --------      --------
   Total shopping center expenses  57,368          39,778         16,092        52,400
 Interest expense                  57,561          37,038         15,942        58,615
 Depreciation and amortization     24,078          16,351          6,885        22,307
                                 --------        --------       --------      --------
                                  139,007          93,167         38,919       133,322
                                 --------        --------       --------      --------
 Gain( loss) on sale of assets        166           1,196            (1)         1,380

 Income before extraordinary item  14,090          14,059          3,716         5,783
 Extraordinary item (Note 10)       (425)           (388)             --            --
                                 --------        --------       --------      --------
   Net income                    $ 13,665        $ 13,671       $ 13,716      $  5,783
                                 ========        ========       ========      ========

                             See accompanying notes


     NONCONSOLIDATED JOINT VENTURES OF DEBARTOLO REALTY PARTNERSHIP, L.P.
                                      AND
              UNCOMBINED JOINT VENTURES OF DEBARTOLO RETAIL GROUP

                  COMBINED STATEMENTS OF ACCUMULATED DEFICIT
                            (Dollars in Thousands)



Balance at December 31, 1992                $    1,843

Contributions                                    6,258
Distributions                                  (31,040)
Net income                                       5,783
                                            ----------
Balance at December 31, 1993                   (17,156)


Contributions                                    4,398
Distributions                                  (11,532)
Net income                                       3,716
                                            ----------
Balance at April 20, 1994                      (20,574)

Contributions                                    1,279
Distributions                                  (21,035)
Net income                                      13,671
                                            ----------
Balance at December 31, 1994                   (26,659)


Contributions                                    9,097
Distributions                                  (28,819)
Net income                                      13,665
                                            ----------
Balance at December 31, 1995                $  (32,716)
                                            ==========

                            See accompanying notes

      NONCONSOLIDATED JOINT VENTURES OF DEBARTOLO REALTY PARTNERSHIP, L.P.
                                       AND
               UNCOMBINED JOINT VENTURES OF DEBARTOLO RETAIL GROUP

                        COMBINED STATEMENTS OF CASH FLOWS

                             (Dollars in Thousands)

                                               DeBartolo Realty Partnership, L.P.    DeBartolo Retail Group
                                                --------------------------------     ----------------------
                                                                      April 21,        January 1,
                                                                          to              to
                                                                     December 31,      April 20,
                                                        1995             1994             1994       1993
                                                       --------        --------         --------  --------

Cash Flows From Operating Activities:
 Net income                                            $ 13,665        $ 13,671         $  3,716  $  5,783
 Adjustments to reconcile net income to
  net cash provided by operating activities:
   Amortization of financing costs included
    in interest expense                                   1,941           1,184              367       877
   (Gain) loss on sale of assets                           (166)         (1,196)               1    (1,380)
   Depreciation and amortization                         24,078          16,351            6,885    22,307
   Extraordinary items                                      425             388                -         -
   (Increase) decrease in restricted cash                   (73)            699           (1,548)   (1,168)
   (Increase) decrease in accounts receivable               815          (3,899)             767    (3,568)
   Decrease (increase) in prepaid expenses
    and other                                                39           2,007           (2,001)     (175)
   Increase (decrease) in accounts payable
    and accrued expenses                                  1,012          (5,881)           6,322     3,405
   Other                                                     --             139              459        --
   Net Cash Provided By Operating Activities             41,736          23,463           14,968    26,081

Cash Flows From Investing Activities:
 Additions to investment properties                      (9,750)        (24,524)          (1,961)   (9,270)
 Additions to lease costs                                (1,268)           (701)            (156)   (1,170)
 Proceeds from sale of land                                 193           1,407                1     1,560
   Net Cash Used In Investing Activities                (10,825)        (23,818)          (2,116)   (8,880)

Cash Flows From Financing Activities:
 Proceeds from issuance of debt                               -          19,667            4,445    88,300
 Scheduled principal payments on mortgages               (3,004)         (1,888)            (871)   (2,443)
 Other payments on debt                                  (5,491)        (48,167)               -   (84,327)
 Loan costs paid                                           (126)         (8,889)            (320)   (2,573)
 Capital contributions                                    2,522           1,279            4,398     6,258
 Partner distributions                                  (28,819)        (21,036)         (11,532)  (31,040)
 (Increase) decrease in affiliate
  receivables (net of affiliated payables)                3,471          56,962           (2,508)    9,987
   Net Cash Used In Financing Activities                (31,447)         (2,072)          (6,388)   (15,838)
   Net Increase (Decrease) In Cash and
    Cash Equivalents                                       (536)         (2,427)           6,464     1,363

Cash and Cash Equivalents:
 Beginning of year                                        6,043           8,470            2,006       643
 End of year                                           $  5,507        $  6,043         $  8,470  $  2,006

Supplemental Information:
 Interest paid                                         $ 56,125        $ 36,032         $ 15,319  $ 55,894

Supplemental Schedule of Non-Cash and
 Financing Activities:
 Step-up in basis associated with the
 acquisition of partnership interests
 in three properties                                   $  6,734        $     --         $     --  $     --

                             See accompanying notes

                       NONCONSOLIDATED JOINT VENTURES OF
                      DeBARTOLO REALTY PARTNERSHIP, L.P.
            AND UNCOMBINED JOINT VENTURES OF DeBARTOLO RETAIL GROUP
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                            (Dollars in Thousands)

Note 1 - Basis of Presentation

     DeBartolo Realty Partnership, L.P. (the "Operating Partnership" or "OP") was formed as a Delaware limited partnership in 1993 in connection with DeBartolo Realty Corporation's (the "Company") initial public offering (the "IPO"). The OP owns 50% or less of twelve joint ventures and accounts for its investment in these joint ventures under the equity method. Prior to April 21, 1994, each of these joint ventures were owned 50% or less by The Edward J. DeBartolo Corporation ("EJDC") and certain affiliates.

     The accompanying combined financial statements of the nonconsolidated joint ventures of DeBartolo Realty Partnership, L.P. and uncombined joint ventures of DeBartolo Retail Group consist of the assets, liabilities and results of operations identified with the joint ventures which are owned 50% or less by the OP.

     The transaction relating to the acquisition of the investments in joint ventures is accounted for as a reorganization of entities under common control and accordingly the assets and liabilities of all combined joint ventures will be carried forward at historical cost.

     In conjunction with the IPO, the OP received options to acquire the interests of the estate of Edward J. DeBartolo and other members of his family and affiliates in three nonconsolidated joint ventures. On July 1, 1995, the OP exercised these options and acquired a 12.8% interest in Miami International Mall, and 0.1% interests in Coral Square and Lakeland Square. The purchase price of approximately $6.7 million was payable in limited partnership interests in the OP.

     The joint ventures included in these combined financial statements and the OP's and DeBartolo Retail Group's ownership interest in each are as follows:

                                                                     OP'S
                                                                  PERCENTAGE
                                                                  OWNERSHIP
                                                                      AT
                                                                 DECEMBER 31,
   VENTURE                                 PROPERTY                  1995

Aventura Mall Venture                      Aventura Mall             33.3%
Biltmore Square Associates                 Biltmore Square           33.3%
Century III Associates                     Century III Mall          50.0%
Chesapeake-JCP Associates, Ltd.            Chesapeake Square         50.0%
Coral-CS/LTD Associates                    Coral Square              50.0%
Florida Mall Associates                    The Florida Mall          50.0%
HD Lakeland Mall Joint Venture             Lakeland Square           50.0%
Jacksonville Avenues Limited Partnership   The Avenues               25.0%
Northfield Center Limited Partnership      Northfield Square         31.6%
Palm Beach Mall (A Tenancy in Common)      Palm Beach Mall           50.0%
Philadelphia Center Associates             Great Northeast Plaza     50.0%
West Dade County Associates                Miami International Mall  50.0%

Note 2 - Summary of Significant Accounting Policies

 Investment Properties:

     Investment properties are stated at cost less accumulated depreciation, which in the opinion of management is not in excess of net realizable value. Costs incurred for the acquisition, development, construction and improvement of properties, including significant renovations, are capitalized. Interest costs and real estate taxes incurred with respect to qualified expenditures relating to the construction of assets are capitalized during the development period.

 Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


 Depreciation and Amortization:

     The cost of buildings, improvements and equipment are depreciated on the straight-line method over estimated useful lives, as follows:

          Buildings _ 30 to 40 years
          Improvements _ shorter of lease term or useful life
          Equipment _ 3 to 10 years

     Tenant allowances paid to tenants for construction are capitalized and amortized over the terms of each specific lease. Maintenance and repairs are charged to expense when incurred.

 Deferred Charges:

     Deferred charges consist principally of financing costs and leasing commissions which are amortized over the terms of the respective agreements.

 Capitalized Interest:

     Interest is capitalized on projects during the construction period. Interest capitalized was $708 in 1995, $798 from April 21, 1994 to December 31, 1994, and $24 for the period January 1, 1994 to April 20, 1994. No interest was capitalized during 1993.

 Cash and Cash Equivalents:

     Highly liquid investments with maturities of three months or less are considered cash equivalents.
 Restricted Cash:

     Restricted cash is being restricted primarily for payment of expenditures for improvements relating to a shopping center.

 Fair Value of Financial Instruments:

     The following methods and assumptions were used to estimate the fair value of financial instruments:

                    The fair value of cash and cash equivalents and restricted cash approximate the carrying value due to the short term nature of these instruments.

                    The fair value of the fixed rate mortgages and notes payable is based on current rates available to the OP for debt of similar terms. Fair value of variable rate debt is considered to be the carrying amount.

 Revenue Recognition:

     Shopping center space is generally leased to specialty retail tenants under short and intermediate term leases which are accounted for as operating leases. Minimum rents are recognized on the straight-line method over the terms of leases. Percentage rents are recognized on an accrual basis as earned. Real estate tax and operating expense recoveries are recognized in the period the applicable costs are incurred.

 Income Taxes:

     The allocable share of the taxable income or loss of the joint ventures is includable in the income tax returns of the partners; accordingly, income taxes are not reflected in the combined financial statements.

 Impact of Recently Issued Accounting Standards:

     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The OP will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

Note 3 - Investment Properties

     Investment properties consist of shopping center properties, including peripheral land and properties under development. Investment properties are summarized as follows:
                                                          DECEMBER 31,
                                                    1995           1994
                                                 ---------       ---------
Land                                             $  80,670       $  79,651
Shopping center buildings, improvements
 and equipment                                     697,058         684,412
Properties under expansion/renovation                6,336           3,107
Peripheral land parcels                                147             175
                                                 ---------       ---------
                                                   784,211         767,345
Accumulated depreciation                           184,977         162,839
                                                 ---------       ---------
  Total investment properties                    $ 599,234       $ 604,506
                                                 =========       =========

  Peripheral land parcels primarily consist of undeveloped land parcels adjacent to certain shopping centers.

  Depreciation expense totaled $22,283 in 1995; $14,982 from April 21, 1994 to December 31, 1994; $6,395 for the period January 1, 1994 to April 20, 1994 and $20,706 for 1993.

Note 4 - Deferred Charges and Prepaid Expenses

  Deferred charges and prepaid expenses are summarized as follows:

                                                         DECEMBER 31,
                                                      1995           1994
                                                    --------       --------
  Lease costs net of accumulated amortization
     of $10,836 and $10,242 in 1995 and
     1994, respectively                             $  7,996       $  8,343
  Loan costs net of accumulated amortization of
     $3,285 and $3,834 in 1995 and 1994,
     respectively                                      3,319          3,887
  Interest rate buydowns, net of accumulated
  amortization of $2,068 and $904 in 1995
   and 1994, respectively                              6,101          7,811
  Prepaid expenses and other                             576            586
                                                    --------       --------
                                                    $ 17,992       $ 20,627
                                                    ========       ========

     Lease cost amortization totaled $1,795 in 1995; $1,369 from April 21, 1994 to December 31, 1994; $490 for the period January 1, 1994 to April 20, 1994; and $1,601 in 1993.

     Amortization of loan costs and interest rate buydowns totaled $1,941 in 1995; $1,184 from April 21, 1994 to December 31, 1994; $367 for the period January 1, 1994 to April 20, 1994; and $877 in 1993.

Note 5 - Mortgages and Notes Payable

     Mortgage debt, which is collateralized by substantially all investment properties, is summarized as follows:
                                                          DECEMBER 31,
                                                      ----------------------
                                                        1995         1994
                                                      ---------    ---------
  Primarily first mortgages with fixed interest rates
     ranging from 6.0% to 9.52% (average of
     7.6%) at December 31, 1995, due at various
     dates through 2003                               $ 401,595    $ 408,890
  First mortgages with variable interest rates
     (average of 7.03% at December 31, 1995)
     due at various dates through 1998                  107,900      109,100
  Commercial paper secured by a first mortgage
     due to an affiliate of EJDC on a property
     under a 10 year credit facility through 1998
     (effective rate including original issue discount
     at December 31, 1995 of 7.11%)                      75,000       75,000
                                                      ---------    ---------
     Total Mortgages and Notes Payable                $ 584,495    $ 592,990
                                                      =========    =========

     The OP's proportionate share of the mortgages and notes payable are as follows as of December 31:

                                                          DECEMBER 31,
                                                      ----------------------
                                                        1995         1994
                                                      ---------    ---------

     DeBartolo Realty Partnership, L.P.               $ 249,535    $ 246,365
     Outside partners                                   334,960      346,625
                                                      ---------    ---------
                                                      $ 584,495    $ 592,990
                                                      =========    =========

Annual principal payments and maturities are as follows as of December 31, 1995:

                                                        Total     OP's Share
                                                      ---------    ---------
     1996                                             $  28,873    $  12,880
     1997                                                 6,214        2,445
     1998                                               178,510       72,319
     1999                                                 3,795        1,608
     2000                                                80,854       35,799
     Thereafter                                         286,249      124,484
                                                      ---------    ---------
                                                      $ 584,495    $ 249,535
                                                      =========    =========

     A lender on two properties is entitled to receive in addition to any amounts due pursuant to the terms of the loan, 33 1/3% of net sales or refinancing proceeds as defined upon sale or refinancing of the properties.

     DeBartolo Realty Partnership, L.P. has guaranteed $21,726 of the mortgages and notes payable relating to three nonconsolidated joint ventures. An affiliate of EJDC continues to provide a guarantee of 33 1/3% of the debt service obligation on a $100 million floating rate mortgage at one of the joint ventures. The OP has agreed to indemnify the EJDC affiliate for any loss or costs incurred or associated with this guaranty.

  Fair Value of Debt Related Financial Instruments:

     The estimated fair value of financial instruments are as follows:

                                        December, 1995     December, 1994
                                 --------------------   ---------------------
                                 Carrying      Fair     Carrying      Fair
                                   Value      Value       Value       Value
                                 ---------  ---------   ---------   ---------
  Fixed rate mortgages and
  notes payable                  $ 401,595  $ 415,563   $ 408,890   $ 366,041
  Variable rate mortgages and
  notes payable                    182,900    182,900     184,100     184,100
                                 ---------  ---------   ---------   ---------
                                 $ 584,495  $ 598,463   $ 592,990   $ 550,141
                                 =========  =========   =========   =========


Note 6 - Rentals Under Operating Leases

     The properties receive rental income from the leasing of retail shopping center space under operating leases that expire at various dates through 2020. Substantially all investment property is leased out under operating leases. The minimum future rentals based on operating leases held are as follows as of December 31, 1995:
                                                        Leases
                                                     With Related
                                   All Leases          Parties (1)
                                     --------           --------
      1996                           $ 83,243           $  3,009
      1997                             77,076              2,989
      1998                             71,221              2,762
      1999                             64,362              2,762
      2000                             56,124              2,762
      Thereafter                      201,102             15,060
                                     --------           --------
                                    $ 553,128           $ 29,344
                                    =========           ========

     (1) Represents stores whose parent company also owns units of the OP or stores whose chief executive officer's are on the Board of Directors of the Company.

     Minimum future rentals do not include amounts which may be received under the terms of certain leases based upon a percentage of the tenants' sales or as reimbursement of shopping center expenses.

     No single tenant or group of affiliated tenants collectively accounts for more than 10% of the combined properties total revenues which include minimum rents, tenant recoveries, percentage rents and other revenue. The tenant base includes national and regional retail chains and local retailers and consequently the combined properties credit risk is concentrated in the retail industry.

The revenues of the joint ventures may be adversely affected by the inability to collect rent due to bankruptcy or insolvency of tenants or otherwise. At December 31, 1995, leases (excluding rejected leases) of mall store tenants of the joint ventures open and operating in bankruptcy comprise approximately 5.1% of mall gross leasable area ("GLA"). Annual rentals paid by these Mall Store tenants comprised 5.0% of minimum rents paid by mall store tenants. Substantially all of these tenants are currently meeting their contractual
obligations.   At the time a tenant files for bankruptcy protection it is difficult to determine to what extent these tenants will reject their leases or seek other concessions as a condition to continued occupancy. The OP expects certain of these tenants to reject their leases. Based on past experience, the OP has been able to offset, over a reasonable period of time, the impact on minimum rents caused by a tenant in bankruptcy.

Note 7 - Ground Leases

     One joint venture, as lessee, has a ground lease expiring in 2012. Following is a schedule of future minimum rental payments required under this ground lease as of December 31, 1995:



          1996                                     $   120
          1997                                         120
          1998                                         120
          1999                                         120
          2000                                         120
          Thereafter                                 1,380
                                                   -------
                                                   $ 1,980
                                                   =======

Note 8 - Transactions with Affiliates

     Management and Other Fees: The Property Manager, an affiliate of the OP, has contracted to provide management, leasing, development and construction management services to the joint ventures. One joint venture is managed by a partner in that joint venture who is unrelated to the OP. Amounts included in the nonconsolidated financial statements related to agreements with the Property Manager are as follows:

                                              Period        Period
                                               From          From
                                             April 21,     January 1,
                                              1994 to       1994 to
                               December 31, December 31,  April 20, December 31,
                                  1995         1994        1994         1993
                               --------      -------     -------     -------
  Management fees              $  4,075      $ 2,871     $ 1,353     $ 4,271
  Leasing fees                      986          550         156       1,117
  Development and Construction      969          802         312         589
  Other Reimbursements              119          163          55         302



     Insurance: The joint ventures have first dollar commercial general liability coverage and special cause of loss property insurance with a $5 deductible. Prior to 1995 the joint ventures' insurance carrier reinsured certain coverages with an affiliate of EJDC. Charges to the joint ventures for the reinsured amounts totaled $936 from April 21, 1994 to December 31, 1994. Prior to April 21, 1994, the joint ventures had first dollar commercial general liability insurance of which an affiliated insurance company reinsured the first $250 per occurrence. Additionally, the joint ventures had "All Risk" Property insurance. The insurance company reinsured the first $95 per occurrence with an affiliate of EJDC. Charges for the reinsured amounts totaled $371 for the period January 1, 1994 to April 20, 1994 and $1,074 for 1993.

     Affiliate Leases: On November 6, 1995, Fun-N-Games, an affiliate of EJDC which operated amusement centers in the joint venture properties, was sold to an independent third party operator who continues to operate these stores. The joint ventures recorded total revenues and operating expense reimbursements of $559 through November 6, 1995; $504 from April 21, 1994 to December 31, 1994; $254 for the period from January 1, 1994 to April 20, 1994 and $725 for 1993.

     Affiliates of certain anchor tenants and small shops in various properties are partners in those properties or are partners in the Operating Partnership. As of December 31, 1995, these tenants own or lease space in 10 properties. These properties recorded rental income and operating expense reimbursements of $3,451 in 1995; $3,223 from April 21, 1994 to December 31, 1994; $1,443 for the period January 1, 1994 to April 20, 1994 and $4,320 in 1993.

     Affiliate Payables: At December 31, 1995, affiliate payables represent amounts due to the Property Manager for normal monthly operating costs and advances from DeBartolo Realty Partnership, L.P. Concurrent with the offering, net affiliate payables, which were primarily non-interest bearing, were distributed to EJDC. Interest expense including interest charged to properties by affiliates of venturers totaled $6,689 in 1995; $7,681 from April 21, 1994 to December 31, 1994; $1,976 for the period from January 1, 1994 to April 20, 1994 and $6,098 in 1993.

Note 9 - Contingent Liabilities

     Certain of the properties are subject to various legal proceedings and claims arising in the ordinary course of business, some of which are covered by insurance. Management of the properties believes the ultimate resolution of these matters is not likely to have a material adverse effect on the combined financial statements.

     Substantially all of the properties have been subjected to Phase I environmental audits. Such audits have not revealed nor is management aware of any environmental liability that management believes would have a material adverse impact on the OP's financial position or results of operations. Management is unaware of any instances in which it would incur significant environmental costs if any or all properties were sold, disposed of or abandoned.

Note 10 - Extraordinary Item

     The extraordinary charge in 1995 represents the write-off of unamortized deferred financing costs of $425 relating to the partial paydown of mortgage debt of one property. The extraordinary charge in 1994 resulted from prepayment penalties and the write-off of unamortized deferred financing costs related to the satisfaction of mortgage notes payable.


Note 11 - Subsequent Event

On January 31, 1996, the Property Manager was assigned a 33 % partnership interest in one of the nonconsolidated joint ventures and a 25% partnership interest in another nonconsolidated joint venture from an unrelated joint venture partner.

SIGNATURES
- ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


DeBARTOLO REALTY PARTNERSHIP, L.P.
By: DeBARTOLO REALTY CORPORATION
     General Partner



/s/ Edward J. DeBartolo, Jr.
Name:     Edward J. DeBartolo, Jr.
Title:    Chairman of the Board of Directors
Date:     March 28, 1996


/s/ William T. Dillard, Sr.
Name:     William T. Dillard, Sr.
Title:    Director
Date:     March 25, 1996


/s/ James R. Giuliano, III
Name:     James R. Giuliano, III
Title:    Senior Vice President, Chief Financial Officer and Director
Date:     March 28, 1996


/s/ Rev. Theodore M. Hesburgh
Name:     Rev. Theodore M. Hesburgh
Title:    Director
Date:     March 28, 1996


/s/ Anthony W. Liberati
Name:     Anthony W. Liberati
Title:    Director
Date:     March 22, 1996


/s/ G. William Miller
Name:     G. William Miller
Title:    Director
Date:     March 28, 1996



Name:     Fredrick W. Petri
Title:    Director
Date:


/s/ Richard S. Sokolov
Name:     Richard S. Sokolov
Title:    President, Chief Executive Officer and Director
Date:     March 28, 1996



Name:     Mark T. Gallogly
Title:    Director
Date:


/s/ Philip J. Ward
Name:     Philip J. Ward
Title:    Director
Date:     March 25, 1996


/s/ Marie Denise DeBartolo York
Name:     Marie Denise DeBartolo York
Title:    Director
Date:     March 28, 1996

==============================================================================
                                 EXHIBIT INDEX
                                 -------------


                                                              Sequentially
Exhibit No.  Description                                    Numbered Pages

  2.1        Agreement and Plan of Merger (the "Merger
             Agreement") (dated as of March 26, 1996, among
             SDG, Sub and DRC (included as Annex I to the
             Prospectus/Joint Proxy Statement referred to in Exhibit 20.1).

  2.2 Amendment No. 1 to the Merger Agreement, dated as of June 26, 1996 (included as Annex I to the
             Prospectus/Joint Proxy Statement referred to in
             Exhibit 20.1).

  2.3 Amendment No. 2 to the Merger Agreement, dated as of August 8, 1996 (incorporated by reference as Exhibit 2.3 of the Current Report on Form 8-K filed by SDG on August 26, 1996 (the "SDG
             Form 8-K")).

 10.1        Amended and Restated Partnership Agreement of the
             Registrant (incorporated by reference as Exhibit
             10.1.2 of the Registration Statement referred to in Exhibit 20.1).

 10.2 Contribution Agreement (incorporated by reference as Exhibit 10.5 of the Registration Statement referred to in Exhibit 20.1).

 20.1 Prospectus/Joint Proxy Statement dated June 28, 1996 (incorporated by reference to the Prospectus/Joint Proxy Statement dated June 28, 1996, forming a part of the SDG's Registration Statement (the "Registration Statement") on Form S-4 (333-06933), as amended and declared effective by the Securities and Exchange Commission on June 28, 1996).

 99.1 Press Release dated August 7, 1996 (incorporated by reference as Exhibit 99.1 of the SDG Form 8-K).

 99.2 Press Release dated August 9, 1996 (incorporated by reference as Exhibit 99.2 of the SDG Form 8-K).